EXHIBIT 10.15

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of August 27, 2003

by and among

WASTE INDUSTRIES USA, INC.

AND ITS SUBSIDIARIES

(the “Borrowers”)

THE LENDING INSTITUTIONS PARTY HERETO

(the “Banks”)

and

FLEET NATIONAL BANK, as Administrative Agent

FLEET SECURITIES, INC.,

as Arranger

WACHOVIA BANK, N.A., as Syndication Agent

BRANCH BANKING AND TRUST COMPANY, as Documentation Agent

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION.			1
	1.1.	Definitions.		1
	1.2.	Rules of Interpretation.		18
2.	THE REVOLVING CREDIT FACILITY.			19
	2.1.	Commitment to Lend.		19
	2.2.	Reduction and Increase of Total Commitment.		19
		2.2.1.	Reduction of Total Commitment.	19
		2.2.2.	Increase of Total Commitment.	20
	2.3.	The Revolving Credit Notes.		20
	2.4.	Interest on Revolving Credit Loans.		21
	2.5.	Election of Eurodollar Rate; Notice of Election; Interest Periods; Minimum Amounts.		21
	2.6.	Requests for Revolving Credit Loans.		22
		2.6.1.	Funds for Revolving Credit Loans	22
	2.7.	Swing Line Loans; Settlements.		23
	2.8.	Maturity of the Revolving Credit Loans.		25
	2.9.	Mandatory Repayments of the Revolving Credit Loans and Swing Line Loans and Reimbursement Obligations.		25
	2.10.	Optional Prepayments of Revolving Credit Loans.		26
3.	LETTERS OF CREDIT.			26
	3.1.	Letter of Credit Commitments.		26
	3.2.	Reimbursement Obligation of the Borrowers.		28
	3.3.	Letter of Credit Payments.		28
	3.4.	Obligations Absolute.		29
	3.5.	Reliance by Issuer.		29
	3.6.	Notice Regarding Letters of Credit.		29
4.	CERTAIN GENERAL PROVISIONS.			30
	4.1.	Fees.		30
	4.2.	Payments.		30
	4.3.	Computations.		31
	4.4.	Capital Adequacy.		31
	4.5.	Certificate.		32
	4.6.	Interest After Default.		32
		4.6.1.	Overdue Amounts.	32
		4.6.2.	Amounts Not Overdue.	32
	4.7.	Interest Limitation.		32
	4.8.	Eurodollar Indemnity.		32
	4.9.	Illegality; Inability to Determine Eurodollar Rate.		33
	4.10.	Additional Costs, Etc.		33
	4.11.	Replacement of Banks.		34
	4.12.	Concerning Joint and Several Liability of the Borrowers.		35
5.	REPRESENTATIONS AND WARRANTIES.			37
	5.1.	Corporate Authority.		37
	5.2.	Governmental Approvals.		38

	5.3.	Title to Properties; Leases.		38
	5.4.	Financial Statements; Solvency; Fiscal Year.		38
	5.5.	No Material Changes, etc.		39
	5.6.	Permits, Franchises, Patents, Copyrights, etc.		39
	5.7.	Litigation.		39
	5.8.	No Materially Adverse Contracts, etc.		39
	5.9.	Compliance with Other Instruments, Laws, etc.		39
	5.10.	Tax Status.		39
	5.11.	No Event of Default.		40
	5.12.	Holding Company and Investment Company Acts.		40
	5.13.	Absence of Financing Statements, etc.		40
	5.14.	Employee Benefit Plans.		40
	5.15.	Use of Proceeds.		41
		5.15.1.	General.	41
		5.15.2.	Regulations U and X.	41
		5.15.3.	Ineligible Securities.	41
	5.16.	Environmental Compliance.		41
	5.17.	Subsidiaries.		42
	5.18.	True Copies of Charter and Other Documents.		43
	5.19.	Disclosure.		43
	5.20.	Capitalization.		43
	5.21.	Foreign Assets Control Regulations, Etc.		43
6.	AFFIRMATIVE COVENANTS OF THE BORROWERS.			44
	6.1.	Punctual Payment.		44
	6.2.	Maintenance of Office.		44
	6.3.	Records and Accounts.		44
	6.4.	Financial Statements, Certificates and Information.		44
	6.5.	Corporate Existence and Conduct of Business.		45
	6.6.	Maintenance of Properties.		45
	6.7.	Insurance.		46
	6.8.	Taxes.		46
	6.9.	Inspection of Properties, Books, and Contracts.		46
	6.10.	Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits.		46
	6.11.	Environmental Indemnification.		47
	6.12.	Further Assurances.		47
	6.13.	Notice of Potential Claims or Litigation.		47
	6.14.	Notice of Certain Events Concerning Insurance and Environmental Claims.		47
	6.15.	Notice of Default, Material Change, etc.		48
	6.16.	New Subsidiaries.		48
	6.17.	Employee Benefit Plans.		48
	6.18.	Notices Concerning Tax Treatment.		49
7.	CERTAIN NEGATIVE COVENANTS OF THE BORROWERS.			49
	7.1.	Restrictions on Indebtedness.		49
	7.2.	Restrictions on Liens.		51

	7.3.	Restrictions on Investments.		52
	7.4.	Merger, Consolidation and Disposition of Assets.		53
		7.4.1.	Mergers and Acquisitions.	53
		7.4.2.	Disposition of Assets.	54
	7.5.	Sale and Leaseback.		55
	7.6.	Restricted Distributions and Redemptions.		55
	7.7.	Debt Modification, etc.		55
	7.8.	Employee Benefit Plans.		55
	7.9.	Negative Pledges.		56
	7.10.	Business Activities.		56
	7.11.	Transactions with Affiliates.		56
	7.12.	Transfer Rights.		56
8.	FINANCIAL COVENANTS OF THE BORROWERS.			58
	8.1.	Funded Debt to EBITDA.		58
	8.2.	Senior Funded Debt to EBITDA.		58
	8.3.	Consolidated Net Worth.		59
	8.4.	Interest Coverage.		59
	8.5.	Profitable Operations.		59
	8.6.	Capital Expenditures.		59
9.	CLOSING CONDITIONS.			59
	9.1.	Corporate Action.		59
	9.2.	Loan Documents, etc.		59
		9.2.1.	Loan Documents.	59
		9.2.2.	Noteholders’ Documents and Consents.	59
	9.3.	Certified Copies of Charter Documents.		60
	9.4.	Incumbency Certificate.		60
	9.5.	Validity of Liens.		60
	9.6.	Perfection Certificates and UCC Search Results.		60
	9.7.	Certificates of Insurance.		60
	9.8.	Opinion of Counsel.		60
	9.9.	Permit Certificate.		60
	9.10.	Payment of Fees.		61
	9.11.	Payoff.		61
	9.12.	Funded Debt to EBITDA on Closing Date.		61
	9.13.	Consents and Approvals.		61
10.	CONDITIONS TO ALL BORROWINGS.			61
	10.1.	Representations True; No Event of Default.		61
	10.2.	No Legal Impediment.		61
	10.3.	Governmental Regulation.		61
	10.4.	Proceedings and Documents.		61
11.	COLLATERAL SECURITY.			62
12.	EVENTS OF DEFAULT; ACCELERATION; ETC.			62
	12.1.	Events of Default and Acceleration.		62
	12.2.	Termination of Commitments.		65
	12.3.	Remedies.		65
	12.4.	Distribution of Collateral Proceeds.		65

	12.5.	Acknowledgement Regarding the Intercreditor Agreement.	66
13.	SETOFF.		66
14.	THE ADMINISTRATIVE AGENT.		67
	14.1.	Appointment of Administrative Agent, Powers and Immunities.	67
	14.2.	Actions By Administrative Agent.	68
	14.3.	INDEMNIFICATION.	68
	14.4.	Reimbursement.	69
	14.5.	Closing Documents.	69
	14.6.	Non-Reliance on Administrative Agent and Other Banks.	69
	14.7.	Resignation of Administrative Agent.	70
	14.8.	Action by the Banks, Consents, Amendments, Waivers, Etc.	70
	14.9.	Administrative Agent May File Proofs of Claim.	71
	14.10.	Documentation Agent and Syndication Agent.	72
15.	EXPENSES.		72
16.	INDEMNIFICATION.		73
17.	SURVIVAL OF COVENANTS, ETC.		74
18.	ASSIGNMENT AND PARTICIPATION.		74
19.	PARTIES IN INTEREST.		76
20.	NOTICES, ETC.		76
21.	TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.		76
	21.1.	Confidentiality.	76
	21.2.	Prior Notification.	77
	21.3.	Other.	77
22.	MISCELLANEOUS.		77
23.	ENTIRE AGREEMENT, ETC.		78
24.	WAIVER OF JURY TRIAL.		78
25.	GOVERNING LAW.		78
26.	SEVERABILITY.		78
27.	EXISTING CREDIT AGREEMENT SUPERSEDED.		79

Exhibits

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Loan and Letter of Credit Request
Exhibit C	Form of Swing Line Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Permit Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Designated Intercompany Debentures

Schedules

Schedule 1	Banks and Commitments
Schedule 5.7	Litigation
Schedule 5.16	Environmental Matters
Schedule 5.17	Subsidiaries
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.3	Existing Investments

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of August 27, 2003, by and among (a) WASTE INDUSTRIES USA, INC., a North Carolina corporation having its principal place of business at 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609 (the “Parent”), and each of the subsidiaries of the Parent (the “Subsidiaries” and together with the Parent, the “Borrowers”), (b) FLEET NATIONAL BANK, a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110 (acting in its individual capacity, “Fleet”), and the other lending institutions listed on Schedule 1 (collectively, the “Banks”), (c) FLEET NATIONAL BANK, as Administrative Agent for the Banks (the “Administrative Agent”), (d) WACHOVIA BANK, N.A., as Syndication Agent for the Banks (the “Syndication Agent”) and (e) BRANCH BANKING AND TRUST COMPANY, as Documentation Agent for the Banks (the “Documentation Agent”).

WHEREAS, the Borrowers, the Administrative Agent and certain lending institutions are parties to that certain Revolving Credit Agreement, dated as of November 9, 1999 (the “Existing Credit Agreement”), pursuant to which the banks under the Existing Credit Agreement have made loans and other extensions of credit to the Borrowers;

WHEREAS, the Banks are willing to amend and restate the Existing Credit Agreement, and the Banks are willing to make loans and other extensions of credit to the Borrowers on the terms and conditions set forth herein;

WHEREAS, Citizens Bank of Massachusetts (as successor to USTRUST) (the “Retiring Bank”), a bank under the Existing Credit Agreement, will not be Bank hereunder;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged (these recitals being an integral part of this Credit Agreement), the Borrowers, the Administrative Agent and the Banks hereby agree that, as of the Closing Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety and shall remain in full force and effect only as set forth herein:

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accountants. An independent accounting firm of national standing acceptable to the Administrative Agent and the Banks.

Administrative Agent. As defined in the preamble hereto.

Administrative Agent’s Office. The Administrative Agent’s office located at 100 Federal Street, Boston, Massachusetts 02110, or such other location as the Administrative Agent may designate from time to time.

Administrative Agent’s Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.

Affiliate. Any Person that would be considered to be an affiliate of any of the Borrowers under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if any of the Borrowers were issuing securities.

Applicable Commitment Rate. The applicable rate with respect to the Commitment Fee shall be as set forth in the Pricing Table.

Applicable Base Rate Margin. The Applicable Base Rate Margin on Base Rate Loans shall be as set forth in the Pricing Table.

Applicable Eurodollar Rate Margin. The Applicable Eurodollar Margin on Eurodollar Loans shall be as set forth in the Pricing Table.

Applicable L/C Margin. The Applicable L/C Margin on Letters of Credit shall be as set forth in the Pricing Table.

Applicable Laws. See §6.10.

Approved Fund. Any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

Arranger. Fleet Securities, Inc.

Assignment and Acceptance. See §18.

Balance Sheet Date. December 31, 2002.

Bank Affiliate. With respect to any Bank, (a) an Affiliate of such Bank or (b) any Approved Fund.

Banks. As defined in the preamble hereto.

Base Rate. The higher of (a) the variable annual rate of interest so designated from time to time by Fleet as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent ( 1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three funds brokers of recognized standing selected by the Administrative Agent. Changes in the Base Rate resulting from any changes in Fleet’s “prime rate” shall take place immediately without notice or demand of any kind.

Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

BBT. Branch Banking and Trust Company.

Borrowers. As defined in the preamble hereto.

Business Day. Any day on which lending institutions in Boston, Massachusetts, are open for the transaction of banking business.

Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include (a) any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP, or (b) any item obtained through an acquisition permitted by §7.4 hereof.

Capital Expenditures. Amounts paid or Indebtedness incurred by the Borrowers in connection with the purchase or lease of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

Capitalized Leases. Leases under which any Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

CERCLA. See the definition of Release.

certified. With respect to the financial statements of any Person, such statements as audited by a firm of independent auditors, whose report expresses the opinion without qualifications, that such financial statements present fairly the financial position of such Person.

CFO. See §6.4(b).

Closing Date. The date on which the conditions precedent set forth in §9 are satisfied.

Code. The Internal Revenue Code of 1986.

Collateral. All of the property, rights and interests of the Borrowers that are or are intended to be subject to the security interests created by the Security Documents.

Collateral Agent. Fleet acting in its role as collateral agent under the Security Documents for itself and the other Banks and the Noteholders, as set forth in the Intercreditor Agreement.

Commitment. With respect to each Bank, the amount determined by multiplying such Bank’s Commitment Percentage by the Total Commitment specified in §2.1 hereof, as the same may be reduced from time to time.

Commitment Fee. See §4.1(b).

Commitment Percentage. With respect to each Bank, the percentage set forth beside its name on Schedule 1 attached hereto (subject to adjustment upon any assignments pursuant to §18).

Compliance Certificate. See §6.4(c).

Conforming Amendment. The amendment to the Purchase Agreements to conform the financial covenants and negative covenants therein to the corresponding covenants hereof, in a form reasonably satisfactory to the Administrative Agent.

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrowers, consolidated in accordance with generally accepted accounting principles.

Consolidated Earnings Before Interest and Taxes or EBIT. For any period, the Consolidated Net Income (or Deficit) of the Borrowers, plus (a) interest expense and (b) income taxes, determined in accordance with GAAP.

Consolidated Earnings Before Interest, Taxes and Amortization or EBITA. For any period (without duplication), EBIT plus amortization expense, to the extent that it was deducted in determining Consolidated Net Income (or Deficit), determined in accordance with GAAP.

For purposes of calculating the financial covenants set forth in §8, the Borrowers may include the EBITA for the prior twelve (12) months of companies acquired by the Borrowers during the respective reporting period (without duplication with respect to the adjustments set forth above) only if (A) the financial statements of such acquired Borrowers have been audited for the period sought to be included by an independent accounting firm satisfactory to the Administrative Agent, or (B) the Administrative Agent consents to such inclusion after being furnished with other acceptable financial statements. Such acquired EBITA may be further adjusted to add back non-recurring private company expenses which are discontinued upon acquisition (including, without limitation, owner’s compensation), as approved by the Administrative Agent. Simultaneously with the delivery of the financial statements referred to in (A) and (B) above, the CFO of the Parent shall deliver to the Administrative Agent a Compliance Certificate and appropriate documentation certifying the historical operating results, adjustments and balance sheet of the acquired company.

Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization or EBITDA. For any period (without duplication), EBITA plus depreciation expense, to the extent that it was deducted in determining Consolidated Net Income (or Deficit), determined in accordance with GAAP.

For purposes of calculating the financial covenants set forth in §8 (other than §8.4), the Borrowers may include the EBITDA for the prior twelve (12) months of companies acquired by the Borrowers during the respective reporting period (without duplication with respect to the adjustments set forth above) only if (A) the financial statements of such acquired Borrowers have been audited for the period sought to be included by an independent accounting firm satisfactory to the Administrative Agent, or (B) the Administrative Agent consents to such inclusion after being furnished with other acceptable financial statements. Such acquired EBITDA may be further adjusted to add back non-recurring private company expenses which are discontinued upon acquisition (including, without limitation, owner’s compensation), as approved by the Administrative Agent. Simultaneously with the delivery of the financial statements referred to in (A) and (B) above, the CFO of the Parent shall deliver to the Administrative Agent a Compliance Certificate and appropriate documentation certifying the historical operating results, adjustments and balance sheet of the acquired company.

Consolidated Net Income. The consolidated net income of the Borrowers after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

Consolidated Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities.

Consolidated Total Assets. All assets of the Borrowers determined on a consolidated basis in accordance with GAAP.

Consolidated Total Debt Service. For any period, the sum, without duplication, of (a) Consolidated Total Interest Expense for such period, plus (b) any and all scheduled repayments of principal during such period in respect of Indebtedness that becomes due and payable or that is to become due and payable during such period pursuant to any agreement or instrument to which any Borrower is a party (or, in the case of clause (iii), for which the Borrowers or any of their Subsidiaries is a guarantor) relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) any Synthetic Leases or any Capitalized Leases, and (iii) Indebtedness of the type referred to above of another Person guaranteed by the Borrowers or any of their Subsidiaries.

Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrowers during such period on all Indebtedness of the Borrowers outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, but excluding therefrom the non-cash amortization of debt issuance costs.

Consolidated Total Liabilities. All liabilities of the Borrowers determined on a consolidated basis in accordance with GAAP.

Consulting Engineer. An environmental consulting firm reasonably acceptable to the Administrative Agent.

Credit Agreement. This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default. See §12.1.

Designated Intellectual Property. Those patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill owned by Waste Industries of Mississippi, LLC or Waste Industries Property Co, LLC (each, an “IP Holder” and, collectively, the “IP Holders”), and all licenses, permits (to the full extent such permits are assignable by law, subject to regulatory approval if required, and pursuant to their terms), agreements of any kind or nature pursuant to which one or both of the IP Holders possesses, uses or has authority to possess or use property (whether tangible or intangible) of others, or by which others hold the right to possess, use or have authority to possess or use property (whether tangible or intangible) of one or both of the IP Holders, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics of one or both of the IP Holders.

Designated Intercompany Debentures. Subordinated intercompany debentures held by Waste Services of Memphis, LLC, issued by a Borrower in the form of Exhibit G hereto and which shall be pledged to the Collateral Agent.

Designated LLCs. Waste Industries of Mississippi, LLC; Waste Services of Memphis, LLC; WasteCo, LLC; and Waste Services of Tennessee, LLC, each a Delaware limited liability company, so long as such company is treated as a corporation or partnership for federal tax purposes.

Designated Property. Includes (a) the applicable Borrower’s ownership interests in the Designated LLCs; (b) annuity contracts; (c) Investments held principally as a passive vehicle for the production of income held by a Borrower, (d) the Designated Intercompany Debentures; (e) prior to its conversion into an LLC, the stock of S&S Enterprises, Inc.; (f) the cash and cash equivalents, overnight sweep investments (such as repurchase agreements), and intercompany notes, loans and accounts payable of the Borrowers; and (g) the Designated Intellectual Property.

Designated Property Notice Period. After the occurrence and continuation of a Default or an Event of Default, the period beginning three days after the receipt by the Parent of written notice from the Administrative Agent of its election to terminate the rights granted in Section 7.12 hereof, and ending upon receipt by the Parent of written notice that the Administrative Agent has elected to restore the rights granted in Section 7.12 hereof.

Disposal (or Disposed). See the definition of Release.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock, any partnership interests or any membership units of any Person, other than dividends or other distributions payable solely in shares of common stock, partnership interests or membership units of such Person, as the case may be; the purchase, redemption, or other retirement of any shares of any class of capital stock, partnership interests or membership units of such Person, directly or indirectly through a Subsidiary or otherwise; the return of equity capital by any Person to its shareholders, partners or members as such; or any other distribution on or in respect of any shares of any class of capital stock, partnership interests or membership units of such Person.

Documentation Agent. As defined in the preamble hereto.

Dollars or $. Dollars in lawful currency of the United States of America.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.5, or the date that any draft or other form of demand for payment is honored with respect to a Letter of Credit.

EBIT. See the definition of Consolidated Earnings Before Interest and Taxes.

EBITA. See the definition of Consolidated Earnings Before Interest, Taxes and Amortization.

EBITDA. See the definition of Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization.

Eligible Assignee. Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) an Eligible Foreign Bank; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed.

Eligible Foreign Bank. (a) Any commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the Cayman Islands, in the country in which it is organized or another country which is also a member of the OECD; or (b) the central bank of any country which is a member of the OECD.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws. See §5.16(a).

EPA. See §5.16(b).

ERISA. The Employee Retirement Income Security Act of 1974.

ERISA Affiliate. Any Person which is treated as a single employer with any Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Eurodollar Business Day. Any Business Day on which dealings in foreign currency and exchange are carried on among banks in London, England.

Eurodollar Interest Determination Date. For any Interest Period, the date two (2) Eurodollar Business Days prior to the first day of such interest period.

Eurodollar Loans. Loans bearing interest calculated by reference to the Eurodollar Rate.

Eurodollar Offered Rate. The rate per annum at which Dollar deposits are offered to the Administrative Agent by prime banks in whatever Eurodollar interbank market may be selected by the Administrative Agent, in its sole discretion, acting in good faith, at or about 11:00 a.m. local time in such interbank market, on the Eurodollar Interest Determination Date for a period equal to the period of such Interest Period in an amount substantially equal to the principal amount requested to be loaned or converted to a rate based on the Eurodollar Rate.

Eurodollar Rate. The rate per annum, rounded upwards to the nearest 1/16 of one percent (1%), determined by the Administrative Agent with respect to the Interest Period in accordance with the following formula:

Eurodollar Rate = Eurodollar Offered Rate

  1 - Reserve Rate

Event of Default. See §12.1.

Existing Credit Agreement. As defined in the recitals hereto.

FHA Transaction. The transactions whereby the Federal Housing Authority, the City of Norfolk and/or a certain other purchaser will purchase the operating facility located at 1371 Hanson Avenue in Norfolk, Virginia from the Parent and/or one of its Subsidiaries in exchange for consideration in the form of cash and notes, on terms and conditions satisfactory to the Administrative Agent.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Bank, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Financial Letter of Credit. A Letter of Credit where the event which triggers payment is financial, such as the failure to pay money, and not performance-related, such as failure to ship a product or provide a service, as set forth in greater detail in the letter dated March 30, 1995 from the Board of Governors of the Federal Reserve System or in any applicable directive or letter ruling of the Board of Governors of the Federal Reserve System issued subsequent thereto.

Fixed Charge Coverage Ratio. For any period, the ratio of (a) an amount equal to the result of (i) EBITDA for such period (excluding gains (or losses) from asset dispositions which occurred during such period), plus (ii) net cash proceeds from asset dispositions permitted by §7.4.2 for such period less (iii) Capital Expenditures for such period, less (iv) cash taxes paid during such period to (b) an amount equal to the sum of (i) Consolidated Total Debt Service for such period, plus (ii) cash dividends paid or payable during such period.

Fleet. As defined in the preamble hereto.

Foreign Subsidiary. Each Subsidiary of any Borrower (whether direct or indirect, existing on the date hereof or acquired or formed hereafter in accordance with the provisions hereof) which is incorporated under the laws of a jurisdiction other than a State or other jurisdiction of the United States of America.

Fuel Derivatives Obligations. See §7.1(m).

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funded Debt. Collectively, without duplication, whether classified as indebtedness, an Investment or otherwise on the Borrowers’ consolidated balance sheet, (a) all indebtedness for borrowed money or credit obtained or other similar monetary obligations, direct or indirect, (including any unpaid reimbursement obligations with respect to letters of credit, but excluding any contingent obligations with respect to letters of credit outstanding, performance or guarantee bonds, Swap Contracts or Fuel Derivatives Obligations), (b) all obligations evidenced by notes, bonds, debentures or other similar debt instruments, (c) all obligations, liabilities and indebtedness under Capitalized Leases which corresponds to principal, (d) guaranties of the

Funded Debt of others referred to in clauses (a) through (c) above, and (e) the deferred purchase price of assets and companies (typically known as holdbacks) other than short-term trade credit incurred in the ordinary course of business.

generally accepted accounting principles or GAAP. When used in general, generally accepted accounting principles means (a) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, as shall be concurred in by independent certified public accountants of recognized standing whose report expresses an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been applied; and (b) when used with reference to the Borrowers, such principles shall include (to the extent consistent with such principles) the accounting practices reflected in the consolidated financial statements for the year ended on the Balance Sheet Date.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate the benefits of which are guarantied on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guaranty Agreement. Those guaranties of the Noteholders’ Debt by the Subsidiaries, in the form agreed to by the Administrative Agent.

Hazardous Substances. See §5.16(b).

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(i) every obligation of such Person for money borrowed,

(ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(v) every obligation of such Person under any Capitalized Lease,

(vi) every obligation of such Person under any Synthetic Lease,

(vii) all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(viii) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,

(ix) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(x) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(xi) every obligation, contingent or otherwise, of such Person guarantying, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (i) through (x) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrowers) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Intercompany Subordination Agreement. The Intercompany Subordination Agreement, dated as of March 31, 2001, by and among the Parent, each of the Subsidiaries of the Parent and the Collateral Agent, as amended.

Intercreditor Agreement. The Intercreditor Agreement, dated as of November 9, 1999, between the Administrative Agent (acting on behalf of itself and the Banks) and the Noteholders, as amended.

Interest Period. With respect to each Eurodollar Loan:

(a) initially, the period commencing on the making of a Eurodollar Loan or the conversion from a Base Rate Loan into a Eurodollar Loan and ending one (1), two (2), three (3), or six (6) months thereafter, as the case may be and subject to the availability thereof, as the Borrowers may select; and

(b) thereafter, each subsequent Interest Period shall begin on the last day of the preceding Interest Period and end one (1), two (2), three (3), or six (6) months thereafter, as the case may be and subject to the availability thereof, as the Borrowers may select;

provided, however, that whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall extend to the next succeeding Business Day; provided that for any Interest Period for any Eurodollar Loan if such next succeeding Business Day falls in the next succeeding calendar month or after the Maturity Date, it shall be deemed to end on the immediately preceding Business Day.

Interim Balance Sheet Date. March 31, 2003.

International Standby Practices. With respect to any Financial Letter of Credit, the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Issuing Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guarantied and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Issuing Bank(s). Fleet and/or the other Banks, as approved by the Administrative Agent and the Parent.

Letter of Credit Application. Letter of Credit Applications in such form as may be agreed upon by any Borrower and the applicable Issuing Bank from time to time which are entered into pursuant to §3 hereof, as amended, varied or supplemental from time to time.

Letter of Credit Fee. See §4.1(c).

Letter of Credit Participation. See §3.1(b).

Letters of Credit. Standby Letters of Credit issued or to be issued by the Issuing Banks under §3 hereof for the account of the Borrowers.

Loan and Letter of Credit Request. See §2.6.

Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit and the Security Documents.

Loans. Collectively, the Revolving Credit Loans and the Swing Line Loans.

Majority Banks. As of any date, the Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding principal amount of the Revolving Credit Loans on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least sixty-six and two-thirds percent (66 2/3%) of the Total Commitment.

Material Acquisition. See §7.4.1(a).

Material Adverse Change. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse change in the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Borrowers, taken as a whole;

(b) an adverse change in the ability of the Borrowers to perform any of their respective Obligations under any of the Loan Documents to which they are a party; or

(c) any impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, any impairment of the rights, remedies or benefits available to the Administrative Agent or any Bank under any Loan Document or any impairment of the attachment, perfection or priority of any Lien of the Collateral Agent under the Security Documents.

Maturity Date. February 27, 2007.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Maximum Rate. With respect to each Bank, the maximum lawful nonusurious rate of interest (if any) which under Applicable Law such Bank may charge the Borrowers on the Loans and other Obligations from time to time.

Membership Interest Pledge Agreements. Collectively, (i) those certain Amended and Restated Membership Interest Pledge Agreements, each dated as of March 31, 2001, among certain Borrowers and the Collateral Agent (on behalf of the Banks and the Noteholders), as amended, (ii) that certain Membership Interest Pledge Agreement, dated as of December 29, 2000, between Waste Services of Tennessee, LLC and the Collateral Agent (on behalf of the Banks and the Noteholders), as amended, (iii) that certain Membership Interest Pledge Agreement, dated as of December 29, 2000, between Waste Industries of Tennessee, LLC and the Collateral Agent (on behalf of the Banks and the Noteholders), as amended and (iv) any other membership interest pledge agreements to be entered into from time to time, on terms and conditions acceptable to the Administrative Agent.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate.

Notes. Collectively, the Revolving Credit Notes and the Swing Line Note.

Noteholders. Collectively, The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, and U.S. Private Placement Fund and any other holder of the Noteholders’ Debt executing an acknowledgement to the Intercreditor Agreement.

Noteholders’ Debt. Indebtedness of the Parent to the Noteholders evidenced by each of (a) the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of March 31, 2001, pursuant to which $25,000,000 in 7.28% Series A Senior Notes due April 3, 2006 have been issued by the Parent, with an additional $25,000,000 Private Shelf Facility available, as amended, and (b) the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of March 31, 2001, pursuant to which $25,000,000 in 6.96% Series A Senior Notes due June 30, 2008 and $25,000,000 in 6.84% Series B Senior Notes due February 2, 2009 have been issued by the Parent, as amended.

Noteholders’ Documents. Collectively, (a) the Purchase Agreements, (b) the Guaranty Agreement, (c) any prior, concurrent or subsequent promissory notes executed in connection therewith, and (d) any and all guaranties and security interests, mortgages and other liens directly or indirectly guarantying or securing any of the Noteholders’ Debt (in each case subject to the Intercreditor Agreement), and any and all other documents or instruments evidencing the Noteholders’ Debt, as amended through the date hereof and as further amended from time to time in accordance with the terms hereof.

Obligations. All indebtedness, obligations and liabilities of the Borrowers to any of the Banks or the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under, or with respect to, any Swap Contract or

Fuel Derivative Obligations between the Borrowers and any Bank, this Credit Agreement or any of the other Loan Documents or any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letters of Credit or other instruments at any time evidencing any thereof.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificate. The Perfection Certificate as defined in the Security Agreement.

Performance Letter of Credit. A Letter of Credit which is not a Financial Letter of Credit.

Permitted Liens. Liens, security interests and other encumbrances permitted by §7.2.

Permitted Transfer. See §7.12.

Person. Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Pricing Ratio. As of the end of any fiscal quarter of the Borrowers, the ratio of (a) Funded Debt as at the end of such fiscal quarter to (b) EBITDA for the period of four (4) consecutive fiscal quarters ending on such date.

Pricing Table:

Level	Pricing Ratio	Applicable Eurodollar Margin (per annum)	Applicable Base Rate Margin (per annum)	Applicable L/C Margin (per annum)	Applicable Commitment Rate (per annum)
1	Less than 2.50 to 1	1.75%	0.25%	1.75%	0.375%
2	Greater than or equal to 2.50 and less than 3.00 to 1	2.00%	0.50%	2.00%	0.375%
3	Greater than or equal to 3.00 and less than 3.50 to 1	2.25%	0.75%	2.25%	0.50%
4	Greater than or equal to 3.50 and less than 4.00 to 1	2.50%	1.00%	2.50%	0.50%
5	Greater than or equal to 4.00 to 1	2.75%	1.25%	2.75%	0.50%

Any change in the applicable margin shall become effective on the first day after receipt by the Banks of the financial statements delivered pursuant to §6.4(a) or (b) which indicate a change in the Pricing Ratio. Notwithstanding the foregoing, (a) for the Applicable Eurodollar Margin, Applicable Base Rate Margin, Applicable L/C Margin and Applicable Commitment Rate payable during the period commencing on the Closing Date through the date six months after the Closing Date, the applicable margin rate shall not be lower than Level 3 above, and (b) if at any time such financial statements are not delivered within the time periods specified in §6.4(a) or (b), the applicable margin shall be the highest rate set forth in the respective column of the Pricing Table, subject to adjustment upon actual receipt of such financial statements.

Purchase Agreements. The note purchase agreements referenced in the definition of Noteholders’ Debt above.

RCRA. See definition of Release.

Real Property. All real property, now or hereafter owned or leased (as lessee or sublessee) by any of the Borrowers.

Reimbursement Obligation. The Borrowers’ obligation to reimburse the applicable Issuing Bank and the Banks on account of any drawing under any Letter of Credit as provided in §3.2.

Release. Shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq. (“CERCLA”) and the term “Disposal” (or “Disposed”) shall have the meaning specified in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq. (“RCRA”) and regulations promulgated thereunder; provided, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment and provided further, to the extent that the laws of a state wherein the property lies establishes a meaning for “Release” or “Disposal” which is broader than specified in either CERCLA or RCRA, such broader meaning shall apply.

Replacement Bank. See §4.11.

Replacement Notice. See §4.11.

Reserve Rate. The rate, expressed as a decimal, at which the Banks would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any subsequent or similar regulation relating to such reserve requirements) against “Eurocurrency Liabilities” (as such term is defined in Regulation D), or against any other category of liabilities which might be incurred by the Banks to fund Loans bearing interest based on the Eurodollar Rate, if such liabilities were outstanding.

Retiring Bank. As defined in the recitals hereto.

Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to the Borrowers pursuant to §2.

Revolving Credit Note Record. The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

Revolving Credit Notes. See §2.3.

Sampson County Bonds. The Tax-Exempt Adjustable Mode Environmental Facilities Revenue Bonds (Sampson County Disposal, Inc. Project) Series 2000 in the aggregate principal amount of $33,700,000 (the “Series 2000 Bonds”) and the Tax-Exempt Adjustable Mode Environmental Facilities Revenue Bonds (Sampson County Disposal, LLC Project) Series 2003 in the aggregate principal amount of $9,500,000 (the “Series 2003 Bonds”), in each case issued by The Sampson County Industrial Facilities and Pollution Control Financing Authority and, in the case of the Series 2003 Bonds, issued on terms and conditions satisfactory to the Administrative Agent.

Secured Obligations. Obligations, as defined in the Security Agreement.

Security Agreement. The Amended and Restated Security Agreement, dated as of March 31, 2001, among the Borrowers and the Collateral Agent (on behalf of the Banks and the Noteholders), as amended.

Security Documents. The Security Agreement, the Membership Interest Pledge Agreements, the Security Documents Amendment, the Intercompany Subordination Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

Security Documents Amendment. The Omnibus Amendment of Security Documents and Joinder, dated as of the date hereof, among the Borrowers and the Collateral Agent, and consented to by the Administrative Agent, the Banks and the Noteholders.

Senior Funded Debt. At any time of determination, the result of Funded Debt minus the aggregate principal amount of Subordinated Debt outstanding as of such date.

Series 2000 Bonds. See definition of Sampson County Bonds.

Series 2003 Bonds. See definition of Sampson County Bonds.

Settlement. The making or receiving of payments, in immediately available funds, by the Banks to or from the Administrative Agent in accordance with §2.7 hereof to the extent necessary to cause each such Bank’s actual share of the outstanding amount of the Swing Line Loans to be equal to such Bank’s Commitment Percentage of the outstanding amount of such Swing Line Loans, in any case when, prior to such action, the actual share is not so equal.

Settlement Amount. See §2.7(b).

Settlement Date. See §2.7(b).

Settling Bank. See §2.7(b)

Subordinated Debt. Unsecured Indebtedness of the Borrowers that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a subordination agreement or by another written instrument containing subordination provisions in form and substance approved by the Administrative Agent in writing.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Swap Contracts. Any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or other similar agreement (including any option to enter into any of the foregoing).

Swing Line Bank. BBT.

Swing Line Loan(s). See §2.7(a).

Swing Line Note. See §2.7(a).

Syndication Agent. As defined in the preamble hereto.

Synthetic Lease. Any lease treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes.

Total Commitment. See §2.1.

Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Wachovia. Wachovia Bank, N.A., a national banking association.

Wachovia Letters of Credit. Each of (i) the $34,969,367 letter of credit issued by Wachovia in connection with the Series 2000 Bonds, and (ii) the $9,804,000 letter of credit issued by Wachovia in connection with the Series 2003 Bonds.

1.2. Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Banks merely on account of the Administrative Agent’s or any Bank’s involvement in the preparation of such documents.

2. THE REVOLVING CREDIT FACILITY.

2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Borrowers to the Administrative Agent given in accordance with §2.6, such sums as are requested by the Borrowers up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Commitment minus such Bank’s Commitment Percentage of the sum of the Maximum Drawing Amount and all unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans, Swing Line Loans, unpaid Reimbursement Obligations and the Maximum Drawing Amount (after giving effect to all amounts requested) shall not exceed a maximum aggregate amount outstanding of $175,000,000 at any time, as such amount may be reduced or increased pursuant to §2.2 hereof (the “Total Commitment”). The Revolving Credit Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in §9 and §10, as the case may be, have been satisfied on the date of such request.

2.2. Reduction and Increase of Total Commitment.

2.2.1. Reduction of Total Commitment.

(a) The Borrowers shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Administrative Agent to reduce by $5,000,000 or integral multiples of $1,000,000 in excess thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. The Administrative Agent will notify the

Banks promptly after receiving any notice of the Borrowers delivered pursuant to this §2.2.

(b) No reduction or termination of the Commitments once made may be revoked; the portion of the Commitments reduced or terminated may not be reinstated and amounts in respect of such reduced or terminated portion may not be reborrowed.

2.2.2. Increase of Total Commitment.

Unless a Default or Event of Default has occurred and is continuing, the Borrowers may request, in consultation with the Administrative Agent but without the requirement of consent from any Bank except as provided below in connection with any increase in such Bank’s Commitment, that the Total Commitment be increased to an amount not to exceed Two Hundred Million Dollars ($200,000,000) hereunder. Upon such request, the Total Commitment shall be increased to the requested amount not to exceed Two Hundred Million Dollars ($200,000,000) provided, however, that (i) no Bank’s Commitment hereunder shall be increased without such Bank’s prior written consent to such increase, (ii) in the event that a new Bank (the “Incoming Bank”) is included to provide the requested increase in the Total Commitment under this §2.2.2, such Incoming Bank must be reasonably acceptable to the Administrative Agent and the Borrowers, (iii) the Banks’ Commitment Percentages shall be correspondingly adjusted, as necessary, to reflect any increase in the Total Commitment and the Banks’ and any Incoming Bank’s adjusted participation therein and Schedule 1 shall be amended to reflect such adjustments and (iv) the Borrowers shall indemnify the Banks and the Administrative Agent for any costs or expenses incurred as a consequence of the reallocation of any Eurodollar Rate Loan to an Incoming Bank pursuant to the provisions of §4.8. The Banks, including any Incoming Bank, shall promptly make such adjustments among themselves, as instructed by the Administrative Agent, in order to insure that each Bank, including any Incoming Bank, has funded its Commitment Percentage (adjusted after giving effect to the transactions increasing the Total Commitment pursuant to this §2.2.2) of the outstanding amount of the Revolving Credit Loans and all unpaid Reimbursement Obligations.

2.3. The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit A hereto (each a “Revolving Credit Note”), dated as of the Closing Date or date of assignment and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrowers irrevocably authorize each Bank in connection with the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank’s Revolving Credit Note, an appropriate notation on such Bank’s Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank’s Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

2.4. Interest on Revolving Credit Loans. The outstanding principal amount of the Revolving Credit Loans and Swing Line Loans shall bear interest at the rate per annum equal to (a) the Base Rate plus the Applicable Base Rate Margin, or (b) at the Borrowers’ option as provided herein, the Revolving Credit Loans may bear interest at the Eurodollar Rate plus the Applicable Eurodollar Margin. Interest shall be payable (x) quarterly in arrears on the first Business Day of each calendar quarter, with the first such payment commencing October 1, 2003, on Base Rate Loans, (y) on the last day of the applicable Interest Period, and if such Interest Period is longer than three (3) months, also on the last day of the third month following the commencement of such Interest Period, on Eurodollar Loans, and (z) on the Maturity Date.

2.5. Election of Eurodollar Rate; Notice of Election; Interest Periods; Minimum Amounts.

(a) At the Borrowers’ option, so long as no Default or Event of Default has occurred and is then continuing, the Borrowers may (i) elect to convert any Base Rate Loan or a portion thereof or any Swing Line Loan to a Eurodollar Loan, (ii) at the time of any Loan and Letter of Credit Request, specify that such requested Revolving Credit Loan shall be a Eurodollar Loan, or (iii) upon expiration of the applicable Interest Period, elect to maintain an existing Eurodollar Loan as such, provided that the Borrowers give notice to the Administrative Agent pursuant to §2.5(b) hereof. Upon determining any Eurodollar Rate, the Administrative Agent shall forthwith provide notice thereof to the Borrowers and the Banks, and each such notice to the Borrowers and the Banks shall be considered prima facie correct and binding, absent manifest error.

(b) Three (3) Eurodollar Business Days prior to the making of any Eurodollar Loan or the conversion of any Base Rate Loan to a Eurodollar Loan, or, in the case of an outstanding Eurodollar Loan, the expiration date of the applicable Interest Period, the Borrowers shall give telephonic notice (confirmed by telecopy on the same Eurodollar Business Day) to the Administrative Agent not later than 11:00 a.m. (Boston time) of its election pursuant to §2.5(a). Each such notice delivered to the Administrative Agent shall specify the aggregate principal amount of the Revolving Credit Loans to be borrowed or maintained as or converted to Eurodollar Loans or the aggregate principal amount of the Swing Line Loans to be converted to Revolving Credit Loans which are Eurodollar Loans and the requested duration of the Interest Period that will be applicable to such Eurodollar Loan, and shall be irrevocable and binding upon the Borrowers. If the Borrowers shall fail to give the Administrative Agent notice of their election hereunder together with all of the other information required by this §2.5(b) with respect to any Revolving Credit Loan, such Revolving Credit Loan shall be deemed a Base Rate Loan. In the event that the Borrowers fail to provide any such notice with respect to the continuation of any Eurodollar Loan as such, then such Eurodollar Loan shall be automatically converted to a Base Rate Loan at the end of the then expiring Interest Period relating thereto.

(c) Notwithstanding anything herein to the contrary, the Borrowers may not specify an Interest Period that would extend beyond the Maturity Date.

(d) All Eurodollar Loans shall be in a minimum amount of not less than $1,000,000 and in integral multiples of $500,000 above such amount. In no event shall the Borrowers have more than eight (8) different maturities of Eurodollar Loans outstanding at any time.

(e) All Base Rate Loans (other than Swing Line Loans) shall be in a minimum amount of not less than $1,000,000 and in integral multiples of $500,000 above such amount.

2.6. Requests for Revolving Credit Loans. The Borrowers shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed by telecopy on the same Business Day in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a “Loan and Letter of Credit Request”) not later than (a) 11:00 a.m. (Boston time) one (1) Business Day prior to the proposed Drawdown Date of any Loan which is a Base Rate Loan, or (b) 1:00 p.m. (Boston time) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Loan. Each such notice shall be given by the Borrowers and shall specify the principal amount of the Revolving Credit Loan requested, whether such Loan is a Base Rate Loan or a Eurodollar Loan, the Drawdown Date of such Loan and shall include a current Loan and Letter of Credit Request reflecting the Maximum Drawing Amount and the outstanding Loans. Each Loan and Letter of Credit Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Loan requested from the Banks on the proposed Drawdown Date. Each of the representations and warranties made by or on behalf of the Borrowers to the Banks or the Administrative Agent in this Credit Agreement or any other Loan Document shall be true and correct in all material respects when made and shall, for all purposes of this Credit Agreement, be deemed to be repeated on and as of the date of the submission of any Loan and Letter of Credit Request and on and as of the Drawdown Date of such Loan, or the date of issuance of such Letter of Credit (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, or to the extent that such representations and warranties expressly relate solely to an earlier date). The Administrative Agent shall notify each Bank of each Loan and Letter of Credit received by the Administrative Agent hereunder within one (1) Business Day of receipt and no later than 11:00 a.m. (Boston time) on the Drawdown Date of any Base Rate Loan, and provide, upon request by any Bank, a monthly summary with respect to Letters of Credit issued hereunder.

2.6.1. Funds for Revolving Credit Loans

(a) Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loan, each of the Banks will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Revolving Credit Loan. Upon receipt from each Bank of such amount, and upon receipt of the documents required by §§9 and 10 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrowers in immediately available funds the aggregate amount of such Revolving Credit Loan made available to the Administrative Agent by the Banks. The failure or refusal of any Bank to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loan shall not relieve any other Bank from its several obligation hereunder to make available to the Administrative Agent the amount of such other Bank’s Commitment Percentage of any requested Revolving Credit Loan.

(b) The Administrative Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Administrative Agent on such Drawdown Date of which such Bank has received the notice required hereunder, the amount of such Bank’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Bank makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (ii) the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 365. A statement of the Administrative Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence, absent manifest error, of the amount due and owing to the Administrative Agent by such Bank. If the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Bank within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

2.7. Swing Line Loans; Settlements.

(a) Solely for ease of administration of the Revolving Credit Loans, the Swing Line Bank may, upon receipt of a Loan and Letter of Credit Request no later than 1:00 p.m. (Boston time) on the proposed date of funding, but shall not be required to, fund Base Rate Loans made in accordance with the provisions of this Credit Agreement (“Swing Line Loans”), bearing interest as set forth in §2.4. The Swing Line Bank may, in its sole discretion and without conferring with the Banks, make Swing Line Loans to the appropriate Borrowers by entry of credits to such Borrowers’ operating account(s) with the Swing Line Bank to cover checks which the applicable Borrowers have drawn or made against such account and shall notify the Administrative Agent of any overdrafts being advanced as Swing Line Loans. The Borrowers hereby request and authorize the Swing Line Bank to make from time to time such Swing Line Loans by means of appropriate entries of such credits sufficient to cover checks then presented. The Borrowers acknowledge and agree that the making of such Swing Line Loans shall be subject in all respects to the provisions of this Credit Agreement as if they were Swing Line Loans covered by a Loan and Letter of Credit Request, including, without limitation, the limitations set forth in §2.1 and the requirements that the applicable provisions of §9 (in the case of Swing Line Loans made on the Closing Date) and §10 be satisfied. All actions taken by the Swing Line Bank pursuant to the provisions of this §2.8(a) shall be conclusive and binding on the Borrowers absent manifest error or such Swing Line Bank’s gross negligence or willful misconduct. The Swing Line Loans shall be evidenced by a note in substantially the form of Exhibit C hereto (the “Swing Line Note”), provided that the outstanding amount of Swing Line Loans advanced by the Swing Line Bank hereunder shall not exceed $10,000,000 at any time. Each Bank shall remain severally and unconditionally liable to fund its pro rata share (based upon each Bank’s Commitment Percentage) of such Swing Line Loans on each Settlement Date and, in the event the Swing Line Bank chooses not to fund all Base Rate Loans requested on any date, to fund its Commitment Percentage of the Base Rate Loans requested, subject to satisfaction of the provisions hereof relating to the making of Base Rate Loans. Prior to each Settlement, all payments or repayments of the principal of, and interest on, Swing Line Loans shall be credited to the account of the Swing Line Bank. The Borrowers shall have the right, at their election, to prepay the outstanding amount of the Swing Line Loans, as a whole or in part, at any time without penalty or premium.

(b) The Banks shall effect Settlements on (i) the Business Day immediately following any day which the Swing Line Bank gives written notice to the Administrative Agent to effect a Settlement, (ii) the Business Day immediately following the Swing Line Bank’s or the Administrative Agent’s becoming aware of the existence of any Default or Event of Default, (iii) the Maturity Date, (iii) any date on which the Borrowers wish to convert a Swing Line Loan into a Revolving Credit Loan, and (iv) in any event, on the first Business Day of each calendar quarter for the immediately preceding calendar quarter (each such date, a “Settlement Date”). One (1) Business Day prior to each such Settlement Date, the Administrative Agent shall give notice by facsimile or telecopier to the Banks of (A) the respective outstanding amount of Revolving Credit Loans made by each Bank as at the close of business on the prior day, and (B) the amount that any Bank, as applicable (a “Settling Bank”), shall pay to effect a Settlement (a “Settlement Amount”). A statement of the Administrative Agent submitted to the Banks with respect to any amounts owing hereunder shall be prima facie evidence of the amount due and owing. Each Settling Bank shall, not later than 1:00 p.m. (Boston time) on each Settlement Date, effect a wire transfer of immediately available funds to the Administrative Agent, for the benefit of the Swing Line Bank, at the Administrative Agent’s Office in the amount of such Bank’s Settlement Amount. All funds advanced by any Bank as a Settling Bank pursuant to this §2.7 shall for all purposes be treated as a Base Rate Loan to the Borrowers.

(c) Subject to the Settling Bank’s receipt of the notice required pursuant to §2.7(b), the Administrative Agent may (unless notified to the contrary by any Settling Bank by 12:00 noon (Boston time) one (1) Business Day prior to the Settlement Date) assume that each Settling Bank has made available (or will make available by the time specified in §2.7(b)) to the Administrative Agent its Settlement Amount, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, effect Settlements. If the Settlement Amount of such Settling Bank is made available to the Administrative Agent on a date after such Settlement Date, such Settling Bank shall pay the Administrative Agent, for the benefit of the Swing Line Bank, on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average annual interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period times (ii) such Settlement Amount times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to but not including the date on which such Settlement Amount shall become immediately available to the Administrative Agent, and the denominator of which is 365. Upon payment of such amount such Settling Bank shall be deemed to have delivered its Settlement Amount on the Settlement Date and shall become entitled to interest payable by the Borrowers with respect to such Settling Bank’s Settlement Amount as if such share were delivered on the Settlement Date. If such Settlement Amount is not in fact made available to the Administrative Agent by such Settling Bank within three (3) Business Days of such Settlement Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers, with interest thereon at the Base Rate.

(d) After any Settlement Date, any payment by the Borrowers of Swing Line Loans hereunder shall be allocated pro rata among the Banks, in accordance with such Bank’s Commitment Percentage.

(e) If, prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this §2.7, a Default or Event of Default has occurred and is continuing, each Bank will, on the date such Revolving Credit Loan was to have been made, purchase an undivided participating interest in the outstanding Swing Line Loans in an amount equal to its Commitment Percentage of such Swing Line Loans. Each Bank will immediately transfer to the Administrative Agent, for the benefit of the Swing Line Bank, in immediately available funds, the amount of its participation and upon receipt thereof the Administrative Agent will deliver to such Bank a Swing Line participation certificate dated the date of receipt of such funds and in such amount.

(f) Whenever, at any time after the Administrative Agent has received from any Bank such Bank’s participating interest in the Swing Line Loans pursuant to clause (e) above, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Bank will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it in like funds as such payment is required to be returned by the Administrative Agent.

(g) Each Bank’s obligation to purchase participating interests pursuant to clause (e) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Administrative Agent, the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any other Person; (iv) any breach of this Credit Agreement by the Borrowers or any other Bank or the Administrative Agent; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8. Maturity of the Revolving Credit Loans. The Revolving Credit Loans and Swing Line Loans shall be due and payable on the Maturity Date. The Borrowers jointly and severally promise to pay on the Maturity Date all Revolving Credit Loans and Swing Line Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

2.9. Mandatory Repayments of the Revolving Credit Loans and Swing Line Loans and Reimbursement Obligations. If at any time the sum of the outstanding amount of the Revolving Credit Loans plus the Swing Line Loans plus the Maximum Drawing Amount plus unpaid Reimbursement Obligations exceeds the Total Commitment, whether by reduction of the Total Commitment or otherwise, then the Borrowers shall immediately pay the amount of such excess to the Administrative Agent for application first, to any Swing Line Loans, second, to unpaid

Reimbursement Obligations, third, to the Revolving Credit Loans, or if no Revolving Credit Loans shall be outstanding, to be held by the Administrative Agent as collateral security for the Reimbursement Obligations, provided, however, that if the amount of cash collateral held by the Administrative Agent pursuant to this §2.9 exceeds the amount of the Reimbursement Obligations, the Administrative Agent shall return such excess to the Borrowers. In addition, the Borrower shall, within three (3) Business Days of receipt thereof, repay the outstanding Revolving Credit Loans in an amount equal to 100% of the net cash proceeds received from the issuance of the Sampson County Bonds.

2.10. Optional Prepayments of Revolving Credit Loans. The Borrowers shall have the right, at their election, to prepay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium (other than the obligation to reimburse the Banks and the Administrative Agent pursuant to §4.8 hereof). The Borrowers shall give written notice to the Administrative Agent (or telephonic notice confirmed in writing) no later than (a) 1:00 p.m. (Boston time) on the Business Day of the proposed prepayment of any Base Rate Loan, (b) 1:00 p.m. (Boston time) three (3) Eurodollar Business Days prior to the proposed prepayment of any Eurodollar Loan, in each case specifying the proposed date of prepayment of the Revolving Credit Loans and the principal amount to be paid. Each such partial repayment of the Revolving Credit Loans shall be in the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrowers, first to the principal of Base Rate Loans and then to the principal of Eurodollar Loans. Each partial prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank’s Revolving Credit Loans, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

3. LETTERS OF CREDIT.

3.1. Letter of Credit Commitments.

(a) Subject to the terms and conditions hereof and the execution and receipt of a Loan and Letter of Credit Request by any Issuing Bank, with a copy to the Administrative Agent, reflecting the Maximum Drawing Amount of all Letters of Credit (including the requested Letter of Credit) and a Letter of Credit Application, such Issuing Bank on behalf of the Banks and in reliance upon the agreement of the Banks set forth in §3.1(b) and upon the representations and warranties of the Borrowers contained herein, agrees to issue standby Letters of Credit in such form as may be requested from time to time by the Borrowers and agreed to by such Issuing Bank; provided, however, that, after giving effect to such request, the Maximum Drawing Amount of all Letters of Credit issued under this Credit Agreement shall not exceed the lesser of (i) $80,000,000 or (ii) the Total Commitment minus the aggregate outstanding amount of the Revolving Credit Loans and Swing Line Loans. No Letter of Credit shall have an expiration date later than thirty (30) days prior to the Maturity Date and no Letter of Credit shall have an expiration date later than one (1) year after the date of issuance of such Letter of Credit (which may incorporate automatic renewals for periods of up to one (1) year in accordance with subsection (e) hereof). Each Letter of Credit so issued, extended or renewed shall (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein and (ii) be subject to the Uniform Customs or, in the case of a Financial Letter of Credit, either the Uniform Customs or the International Standby

Practices. Notwithstanding the foregoing, the Issuing Banks shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of any Borrower to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case such Borrower demonstrates to the satisfaction of such Issuing Bank that (x) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by such Borrower to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of such Borrower and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by such Borrower.

(b) Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank’s Commitment Percentage thereof, to reimburse the applicable Issuing Bank on demand for the amount of each draft paid by such Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to §3.2 (such agreement for a Bank being called herein the “Letter of Credit Participation” of such Bank).

(c) Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrowers’ Reimbursement Obligation under §3.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to §3.2.

(d) All “Letters of Credit” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Closing Date shall become Letters of Credit hereunder. For the avoidance of doubt, the Wachovia Letters of Credit shall constitute a Letter of Credit issued under the Credit Agreement and Wachovia shall constitute an Issuing Bank solely for the Wachovia Letters of Credit.

(e) If any Borrower so requests in an application for a Letter of Credit, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Renewal Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than thirty (30) days prior to the Revolving Credit Maturity Date; provided, however, that the applicable Issuing Bank shall not permit any such renewal if (A) such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Majority Banks have elected not to permit such renewal or (2) from the Administrative Agent, any Bank or the Borrowers that one or more of the applicable conditions specified in §10 is not then satisfied.

(f) In the event of any conflict or inconsistency between the terms of any Letter of Credit Application and this Agreement, the terms of this Agreement shall control.

3.2. Reimbursement Obligation of the Borrowers. In order to induce the Issuing Banks to issue, extend and renew the Letters of Credit and the Banks to participate therein, the Borrowers hereby agree to reimburse or pay to the applicable Issuing Bank, for the account of such Issuing Bank or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by such Issuing Bank hereunder,

(a) on each date that any draft presented under such Letter of Credit is honored by such Issuing Bank, or such Issuing Bank otherwise makes a payment with respect thereto, (i) the amount paid by such Issuing Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by such Issuing Bank or any Bank in connection with any payment made by such Issuing Bank or any Bank under, or with respect to, such Letter of Credit, provided, however, that if the Borrowers do not reimburse such Issuing Bank on the date such Issuing Bank makes payment with respect to such Letter of Credit, such amount shall, provided that an Event of Default specified in §§12.1(g) or 12.1(h) has not occurred, become automatically a Loan which is a Base Rate Loan;

(b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Banks and the Administrative Agent as cash collateral for all Reimbursement Obligations of the Borrowers; and

(c) upon the Maturity Date, the termination of the Total Commitment or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §12, an amount equal to the then Maximum Drawing Amount of all Letters of Credit and any unpaid Reimbursement Obligations, which amount shall be held by the Administrative Agent for the benefit of the Banks and the Administrative Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Administrative Agent, for the benefit of the Issuing Bank, at the Administrative Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this §3.2 at any time from the date such amounts become due and payable (whether as stated in this §3.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Issuing Bank on demand at the rate specified in §4.6 for overdue amounts.

3.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the applicable Issuing Bank shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. On the date that such draft is paid or other payment is made by such Issuing Bank, such Issuing Bank shall promptly notify the Banks of the amount of any unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Administrative Agent, for the benefit of such Issuing Bank, at the Administrative Agent’s Office, in immediately available funds, such Bank’s Commitment Percentage of such unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by such Issuing Bank for federal funds acquired by such Issuing Bank during each day included in such period, times (ii) the amount equal to such Bank’s Commitment Percentage of such unpaid Reimbursement Obligation, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date such Issuing Bank paid the draft presented for honor or otherwise made payment to the date on which such Bank’s Commitment Percentage of such unpaid Reimbursement Obligation shall become immediately available to such Issuing Bank, and the denominator of which is 360. The responsibility of each Issuing Bank to the Borrowers and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

3.4. Obligations Absolute. The Borrowers’ respective obligations under this §3 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrowers may have or have had against any Issuing Bank, any Bank or any beneficiary of a Letter of Credit. The Borrowers further agree with the Issuing Banks and the Banks that the Issuing Banks and the Banks shall not be responsible for, and the Borrowers’ Reimbursement Obligations under §3.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers against the beneficiary of any Letter of Credit or any such transferee. The Issuing Banks and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrowers agree that any action taken or omitted by the Issuing Banks or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Issuing Banks or any Bank to the Borrowers.

3.5. Reliance by Issuer. To the extent not inconsistent with §3.4, each Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuing Bank. Each Issuing Bank shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

3.6. Notice Regarding Letters of Credit. One (1) Business Day prior to the issuance of any Letter of Credit or amendments, extensions or terminations thereof, the applicable Issuing Bank shall notify the Administrative Agent of the terms of such Letter of Credit, amendment, extension or termination. On the day of any drawing under any Letter of Credit, such Issuing Bank shall notify the Administrative Agent of such drawing under any Letter of Credit.

4. CERTAIN GENERAL PROVISIONS.

4.1. Fees.

(a) Administrative Agent’s Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent annually in advance, for the Administrative Agent’s own account, a fee (the “Administrative Agent’s Fee”) on the dates and in the amounts mutually determined by the Administrative Agent and the Borrowers.

(b) Commitment Fee. The Borrowers agree to pay to the Administrative Agent, for the pro rata account of the Banks, a fee (the “Commitment Fee”) equal to the Applicable Commitment Rate multiplied by the amount of the average daily unused portion of the Total Commitment during each calendar quarter or portion thereof from the Closing Date to the Maturity Date (or to the date of termination in full of the Total Commitment, if earlier). The Commitment Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter for the immediately preceding calendar quarter with the first such payment commencing on October 1, 2003, and with a final payment on the Maturity Date.

(c) Letter of Credit Fees. The Borrowers shall pay in advance on the date of issuance of each Letter of Credit a fronting fee to the applicable Issuing Bank equal to one eighth of one percent ( 1/8%) per annum (the “Fronting Fee”) on the Maximum Drawing Amount of each Letter of Credit, plus a fee (the “Letter of Credit Fee”) equal to (a) the Applicable Eurodollar Margin multiplied by the Maximum Drawing Amount of each outstanding Financial Letter of Credit, or (b) the Applicable Eurodollar Margin times 0.50%, multiplied by the Maximum Drawing Amount of all Performance Letters of Credit. Such Letter of Credit Fee (but not the Fronting Fee) shall be paid quarterly in arrears on the first Business Day of each fiscal quarter for the immediately preceding calendar quarter with the first such payment commencing on October 1, 2003, and shall be for the accounts of the Banks in accordance with their respective Commitment Percentages. In addition to the Fronting Fee and the Letter of Credit Fee, the Borrowers shall pay to the Issuing Banks, for their own accounts, all related customary administrative fees in accordance with customary practice.

4.2. Payments.

(a) All payments of principal, interest, Reimbursement Obligations, fees and any other amounts due hereunder or under any of the other Loan Documents (other than with respect to payments to be made to the Swing Line Bank in accordance with §2.8) shall be made on the due date thereof to the Administrative Agent, for the respective accounts of the Banks and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.

(b) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrowers will pay to the Administrative Agent, for the account of the Banks or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Administrative Agent to receive the same net amount which the Banks or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

(c) Whenever a payment or fee hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment or fee shall be extended to the next succeeding Business Day, and interest shall accrue during such extension; provided that any Interest Period for any Eurodollar Loan which ends on a day that is not a Eurodollar Business Day shall end on the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day.

4.3. Computations. All computations of interest on Base Rate Loans and of Commitment Fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 365-day year (or 366-day year, as applicable) and paid for the actual number of days elapsed. All computations of interest on Eurodollar Loans shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed.

4.4. Capital Adequacy. If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by any Bank or the Administrative Agent or any corporation controlling such Bank or the Administrative Agent, and such Bank or the Administrative Agent determines that the amount of capital required to be maintained by it is increased by or based upon the existence of such Bank’s or the Administrative Agent’s Loans, Letter of Credit Participations or Letters of Credit, or commitment with respect thereto, then such Bank or the Administrative Agent may notify the Borrowers of such fact. To the extent that the costs of such increased capital requirements are not reflected in the Base Rate (if relating to Base Rate Loans), the Borrowers and such Bank or (as the case may be) the Administrative Agent shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrowers receive such notice, an adjustment payable hereunder that will adequately compensate such Bank or the Administrative Agent in light of these circumstances. If the Borrowers and such Bank or the Administrative Agent are unable to agree to such adjustment within thirty (30) days of the date on which the Borrowers receive such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank’s or the Administrative Agent’s reasonable determination, provide adequate compensation. Each

Bank and the Administrative Agent shall allocate such cost increases among its customers in good faith and on an equitable basis.

4.5. Certificate. A certificate setting forth any additional amounts payable pursuant to §4.4 and a reasonable explanation of such amounts which are due, submitted by any Bank or the Administrative Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

4.6. Interest After Default.

4.6.1. Overdue Amounts.

Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin plus two percentage points (2.00%) until such amount shall be paid in full (after as well as before judgment).

4.6.2. Amounts Not Overdue.

Upon written notice from the Administrative Agent and the Majority Banks, during the continuance of a Default or an Event of Default the principal of the Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Majority Banks pursuant to §14.8, bear interest at a rate per annum equal to two percent (2%) above the rate of interest otherwise applicable to such Loans pursuant to §2.4.

4.7. Interest Limitation. Notwithstanding any other term of this Credit Agreement or any Note or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder or under any Note by any Bank shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement, the Notes, the Letter of Credit Applications, or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

4.8. Eurodollar Indemnity. The Borrowers agree to indemnify the applicable Banks and the Administrative Agent and to hold them harmless from and against any loss, cost or expenses (including loss of anticipated profits) that the Banks and the Administrative Agent may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any Eurodollar Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by any Bank or the Administrative Agent to Banks of funds obtained by it in order to maintain its Eurodollar Loans, or (b) default by the Borrowers in making a borrowing or conversion after the Borrowers have given (or are deemed to have given) notice pursuant to §2.5 or §2.6, the making of any payment of a Eurodollar Loan or the making of any conversion of any such Eurodollar Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by any Bank to Banks of funds obtained by it in order to maintain any such Loans.

4.9. Illegality; Inability to Determine Eurodollar Rate. Notwithstanding any other provision of this Agreement, if (a) the introduction of, any change in, or any change in the interpretation of, any law or regulation applicable to the Administrative Agent or any Bank shall make it unlawful, or any central bank or other governmental authority having jurisdiction thereof shall assert that it is unlawful, for any Bank or the Administrative Agent to perform its obligations in respect of any Eurodollar Loans, or (b) if the Banks or the Administrative Agent shall reasonably determine with respect to Eurodollar Loans that (i) by reason of circumstances affecting any Eurodollar interbank market, adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate which would otherwise be applicable during any Interest Period, or (ii) deposits of Dollars in the relevant amount for the relevant Interest Period are not available to the Banks or the Administrative Agent in any Eurodollar interbank market, or (iii) the Eurodollar Rate does not or will not accurately reflect the cost to the Banks or the Administrative Agent of obtaining or maintaining the applicable Eurodollar Loans during any Interest Period, then the Banks or the Administrative Agent shall promptly give telephonic, telex or cable notice of such determination to the Borrowers (which notice shall be conclusive and binding upon the Borrowers). Upon such notification by the Banks or the Administrative Agent, the obligation of the Banks or the Administrative Agent to make Eurodollar Loans shall be suspended until the Banks or the Administrative Agent determine that such circumstances no longer exist, and the outstanding Eurodollar Loans shall continue to bear interest at the applicable rate based on the Eurodollar Rate until the end of the applicable Interest Period, and thereafter shall be deemed converted to Base Rate Loans in equal principal amounts.

4.10. Additional Costs, Etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank, the Issuing Bank or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) impose on any Bank, any Issuing Bank or the Administrative Agent any tax, levy, impost, duty, charge, fees, deduction or withholdings of any nature or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Bank’s Commitment, the Letters of Credit or any class of loans or commitments or letters of credit of which any of the Loans, the Commitment or the Letters of Credit forms a part (other than taxes based upon or measured by the income or profits of such Bank, such Issuing Bank or the Administrative Agent), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank, any Issuing Bank or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank or any Issuing Bank, or

(d) impose on any Bank, any Issuing Bank or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Bank’s Commitment forms a part, and the result of any of the foregoing is:

(i) to increase the cost to any Bank or any Issuing Bank of making, funding, issuing, renewing, extending or maintaining the Loans, such Bank’s Commitment or any Letters of Credit; or

(ii) to reduce the amount of principal, interest, Reimbursement Obligation, fees or other amount payable to such Bank, any Issuing Bank or the Administrative Agent hereunder on account of such Bank’s Commitment, the Loans, or drawings under the Letters of Credit, or

(iii) to require such Bank, such Issuing Bank or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank, such Issuing Bank or the Administrative Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Bank, such Issuing Bank or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank, such Issuing Bank or the Administrative Agent such additional amounts as will be sufficient to compensate such Bank, such Issuing Bank or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum (after such Bank, such Issuing Bank or (as the case may be) the Administrative Agent shall have allocated the same fairly and equitably among all customers of any class generally affected thereby).

4.11. Replacement of Banks. If any Bank (an “Affected Bank”) (i) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to §§4.4 or 4.10 or (ii) is unable to make or maintain Eurodollar Loans as a result of a condition described in §4.9, the Borrowers may, within ninety (90) days of receipt of such demand or notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing §4.9 to be applicable), by notice in writing to the Administrative Agent and such Affected Bank (a “Replacement Notice”) obtain a replacement Bank satisfactory to the Administrative Agent (the “Replacement Bank”) to assume the Affected Bank’s Commitment by (A) requesting the non-Affected Banks to acquire and assume all of the Affected Bank’s Loans and Commitment, as provided herein, but none of such Banks shall be under an obligation to do so; or (B) designating a Replacement Bank reasonably satisfactory to the Administrative Agent. If any satisfactory Replacement Bank shall be obtained, and/or any of the non-Affected Banks shall agree to acquire and assume all of the Affected Bank’s Loans and Commitment, then such Affected Bank shall, so long as no Event of Default shall have occurred and be continuing, assign, in accordance with §18, all of its Commitment, Loans, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Bank or non-

Affected Banks, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Bank; provided, however, that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Bank and such Replacement Bank and/or non-Affected Banks, as the case may be, and (ii) prior to any such assignment, the Borrowers shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under §§4.4, 4.8, 4.9 and 4.10. Upon the effective date of such assignment, the Borrowers shall issue replacement Revolving Credit Notes or Swing Line Notes, as applicable, to such Replacement Bank and/or non-Affected Banks, as the case may be, and such institution shall become a “Bank” for all purposes under this Credit Agreement and the other Loan Documents.

4.12. Concerning Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Banks under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §4.12), it being the intention of the parties hereto that all of the Obligations shall be the joint and several Obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each of the Borrowers under the provisions of this §4.12 constitute full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstance whatsoever.

(e) Except as otherwise expressly provided in this Credit Agreement, each of the Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under this Credit Agreement, notice of any action at any time taken or omitted by the Banks under or in respect of any of the Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Credit Agreement, including without limitation, those rights set forth in Sections 26-7 through 26-9 of the North Carolina General Statutes. Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each of the Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Banks at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Banks in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers. Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Banks with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this §4.12, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this §4.12, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this §4.12 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each of the Borrowers under this §4.12 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers or the Banks. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers or the Banks.

(f) To the extent any Borrower makes a payment hereunder in excess of the aggregate amount of the benefit received by such Borrower in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Borrower, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other Borrower such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Borrower to the total Benefit Amount received by all Borrowers, and the right to such recovery shall be deemed to be an asset and property of such Borrower so funding; provided, that each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Banks or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Banks or the Administrative Agent hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(g) Each of Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrences and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced, received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Banks (in accordance with each Bank’s Loan Percentage) to be applied to repay (or be held as security for the repayment of) the Obligations.

(h) The provisions of this §4.12 are made for the benefit of the Banks and their successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Borrowers as often as the occasion therefor may arise and without requirement on the part of the Banks first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this §4.12 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Banks upon the insolvency, bankruptcy or reorganization of any of the Borrowers or is repaid in good faith settlement of a pending or threatened avoidance claim, or otherwise, the provisions of this §4.12 will forthwith be reinstated in effect, as though such payment had not been made.

(i) Each of the Borrowers hereby appoints the Parent, and the Parent hereby agrees, to act as its representative and authorized signor with respect to any notices, demands, communications or requests under this Credit Agreement or the other Loan Documents, including, without limitation, with respect to Loan and Letter of Credit Requests and Compliance Certificates and pursuant to §20 of this Credit Agreement.

5. REPRESENTATIONS AND WARRANTIES.

The Borrowers jointly and severally represent and warrant to the Banks that on and as of the date of this Credit Agreement, each Drawdown Date, and the date of issuance of any Letter of Credit (with any disclosure on a schedule pursuant to this §5 applying to all relevant representations and warranties, regardless of whether such schedule is referenced in each relevant representation):

5.1. Corporate Authority.

(a) Incorporation; Good Standing. Each Borrower (i) is a corporation, limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation or organization and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of such Borrower.

(b) Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (i) are within the authority of each Borrower, (ii) have been duly authorized by all necessary proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to any Borrower so as to materially adversely affect the assets, business or any activity of the Borrowers taken as a whole, and (iv) do not conflict with any provision of the corporate charter or bylaws of any Borrower, or any agreement or other instrument binding upon them.

(c) Enforceability. The execution, delivery and performance of the Loan Documents will result in valid and legally binding obligations of each of the Borrowers enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

5.2. Governmental Approvals. The execution, delivery and performance by the Borrowers of the Loan Documents and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

5.3. Title to Properties; Leases. The Borrowers own all of the assets reflected in the consolidated balance sheet as at the Interim Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

5.4. Financial Statements; Solvency; Fiscal Year.

(a) Financial Statements. There has been furnished to each of the Banks audited consolidated financial statements of the Borrowers dated as at the Balance Sheet Date. In addition, there have been furnished to the Banks consolidated balance sheets of the Borrowers dated as at the Interim Balance Sheet Date and the related consolidated statements of operation for the fiscal quarter ending on the Interim Balance Sheet Date. Such financial statements have been prepared in accordance with GAAP (but, in the case of any of such financial statements which are unaudited, only to the extent GAAP is applicable to interim unaudited reports) and fairly present the financial condition of the Borrowers as at the close of business on the date thereof and the results of operations for the fiscal period then ended, subject, in the case of unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments and to the absence of complete footnotes. There are no contingent liabilities of the Borrowers involving material amounts, known to the officers of the Borrowers, which have not been disclosed in such balance sheets and the notes related thereto or otherwise in writing to the Banks.

(b) Solvency. The Borrowers on a consolidated basis (both before and after giving effect to the transactions contemplated by this Credit Agreement) are and will be solvent (i.e., they have assets having a fair value in excess of the amount required to pay their probable liabilities on their existing debts as they become absolute and matured) and have, and expect to have, the ability to pay their debts from time to time incurred in connection therewith as such debts mature.

(c) Fiscal Year. Each Borrower has a fiscal year which is the twelve (12) months ending on December 31 of each calendar year.

5.5. No Material Changes, etc. Since the Interim Balance Sheet Date, there have occurred no Material Adverse Changes in the financial condition or businesses of the Borrowers, as shown on or reflected in the consolidated balance sheet of any of the Borrowers as at the Interim Balance Sheet Date, or the consolidated statement of income for the fiscal period then ended. Since the Interim Balance Sheet Date, there have not been any Distributions, other than as permitted by §7.6 hereof.

5.6. Permits, Franchises, Patents, Copyrights, etc. Each Borrower possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

5.7. Litigation. Except as set forth in Schedule 5.7 and Schedule 5.16, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of any Borrower, threatened against any Borrower before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrowers as a whole, or materially impair the right of the Borrowers, taken as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

5.8. No Materially Adverse Contracts, etc. No Borrower is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrowers. No Borrower is a party to any contract or agreement that has or is expected, in the judgment of the Borrowers’ officers, to have any materially adverse effect on the business of the Borrowers, taken as a whole.

5.9. Compliance with Other Instruments, Laws, etc. No Borrower is violating any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of any Borrower.

5.10. Tax Status. Each Borrower has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject (unless and only to the extent that such Borrower has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes, has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrowers know of no basis for any such claim.

5.11. No Event of Default. No Default or Event of Default has occurred and is continuing.

5.12. Holding Company and Investment Company Acts. No Borrower is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

5.13. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of any Borrower or any rights relating thereto.

5.14. Employee Benefit Plans.

(a) In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. Each Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and the actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

(b) Terminability of Welfare Plans. No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. A Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Borrower without liability to any Person other than for claims arising prior to termination.

(c) Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and no Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of thirty (30) days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

(d) Multiemployer Plans. No Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. No Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

5.15. Use of Proceeds.

5.15.1. General. The proceeds of the Loans shall be used solely as follows: (a) to refinance existing Indebtedness of the Borrowers under the Existing Credit Agreement, (b) to finance acquisitions permitted pursuant to §7.4, and (c) for capital expenditures, working capital and general corporate purposes. The Borrowers will obtain Letters of Credit solely for working capital and general corporate purposes.

5.15.2. Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

5.15.3. Ineligible Securities. No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

5.16. Environmental Compliance. Each Borrower has investigated the past and present condition and usage of the Real Property and the operations conducted thereon and, based upon such diligent investigation, has determined that, except as shown on Schedule 5.16:

(a) No Borrower nor any operator of the Borrowers’ properties is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances

Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the business, assets or financial condition of the Borrowers on a consolidated basis;

(b) no Borrower has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any of the Borrowers has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c) except where it would not have a material adverse effect on the value of the Real Property: (i) no portion of the Real Property has been used for the handling, processing, storage or disposal of Hazardous Substances; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Borrowers, or operators of the Real Property, no Hazardous Substances have been generated or are being used on such properties; (iii) there have been no unpermitted releases or threatened Releases of Hazardous Substances on, upon, into or from the Real Property; (iv) to the best of the Borrowers’ knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Property which, through soil or groundwater contamination, may have come to be located on such properties; and (v) in addition, when required under applicable Environmental Laws, any Hazardous Substances that have been generated on the Real Property have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities, to the best of the Borrowers’ knowledge, have been and are operating in material compliance with such permits and applicable Environmental Laws; and

(d) none of the Real Property is or shall be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby.

5.17. Subsidiaries. Schedule 5.17 sets forth a complete and accurate list of the Subsidiaries of the Parent, including the name of each Subsidiary, the location of its chief executive office, its tax identification number, and its jurisdiction of incorporation or organization, together with the number of authorized and outstanding shares, partnership interests or membership units, as the case may be, of each Subsidiary. Each Subsidiary listed on Schedule 5.17 is wholly owned by the Parent or a Subsidiary of the Parent and is a Borrower

hereunder, 100% of the assets (other than motor vehicle titles and real estate) and stock or other equity interests of which have been pledged to the Administrative Agent on behalf of the Banks pursuant to the Security Documents. The Parent has good and marketable title to all of the shares or other equity interests it purports to own of each such Subsidiary, free and clear in each case of any lien or encumbrance. All such shares have been duly issued and are fully paid and non-assessable. None of the Borrowers is engaged in any joint venture or partnership with any other Person.

5.18. True Copies of Charter and Other Documents. Each Borrower has furnished the Administrative Agent copies, in each case true and complete as of the Closing Date, of its (a) charter and other incorporation documents and (b) by-laws, each including any amendments thereto.

5.19. Disclosure. None of this Credit Agreement, nor any of the other Loan Documents, nor any document or information furnished by the Borrowers in connection therewith contains any untrue statement of a material fact or omits to state a material fact (known to any Borrower in the case of any document or information not furnished by the Borrowers) necessary in order to make the statements herein or therein not misleading. There is no fact known to any Borrower which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets, or financial condition of any Borrower, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

5.20. Capitalization.

(a) As of the Closing Date, the authorized capital stock of the Parent consists of 80,000,000 shares of common stock (no par value) of which 13,440,501 shares are outstanding as of the Closing Date, and 10,000,000 shares of preferred stock (par value $.01 per share) of which no shares are outstanding as of the Closing Date. All of such outstanding shares are fully paid and non-assessable.

(b) The shares of the capital stock, partnership interests or membership units, as the case may be, of the Borrowers (other than the Parent) pledged to the Administrative Agent pursuant to the Membership Interest Pledge Agreements are held of record as set forth on Annex A to the Membership Interest Pledge Agreements. Such capital stock, partnership interests or membership units, as the case may be, constitutes, of record, 100% of the outstanding capital stock, partnership interests or membership units, as the case may be, of each such Subsidiary, and, to the Borrowers’ knowledge, on a fully-diluted basis, 100% of such outstanding capital stock, partnership interests or membership units, as the case may be.

5.21. Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore,

none of the Borrowers nor any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

6. AFFIRMATIVE COVENANTS OF THE BORROWERS.

The Borrowers jointly and severally covenant and agree that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans or any Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

6.1. Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, fees and all other amounts provided for in this Credit Agreement and the other Loan Documents, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

6.2. Maintenance of Office. Each Borrower will maintain its chief executive office at 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609, or at such other place in the United States of America as such Borrower shall designate upon thirty (30) days prior written notice to the Administrative Agent.

6.3. Records and Accounts. Each Borrower will (i) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (iii) at all times engage the Accountants as the independent certified public accountants of the Borrowers.

6.4. Financial Statements, Certificates and Information. The Borrowers will deliver to each of the Banks:

(a) as soon as practicable, but, in any event not later ninety (90) days after the end of each fiscal year of the Parent, the consolidated and consolidating balance sheets of the Parent as at the end of such year, statements of cash flows, and the related consolidated and consolidating statements of operations, each setting forth in comparative form the figures for the previous fiscal year, all such consolidated and consolidating financial statements to be in reasonable detail, prepared in accordance with GAAP and, with respect to the consolidated financial statements, certified by the Accountants;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of the Borrowers, copies of the consolidated and consolidating balance sheets and statement of operations of the Parent as at the end of such quarter, subject to year end adjustments, the related statement of cash flows, all in reasonable detail and prepared in accordance with GAAP, with a certification by the principal financial or accounting officer of each Borrower (the “CFO”) that the consolidated financial statements are prepared in accordance with GAAP and fairly present the consolidated financial condition of the Borrowers as at the close of business on the date thereof (subject to year-end adjustments) and the results of operations for the period then ended;

(c) simultaneously with the delivery of the financial statements referred to in (a) and (b) above, a statement in the form of Exhibit D hereto (the “Compliance Certificate”) certified by the CFO that the Borrowers are in compliance with the covenants contained in §§6, 7 and 8 hereof, as of the end of the applicable period and setting forth in reasonable detail computations evidencing such compliance, provided that if the Borrowers shall at the time of issuance of such certificate or at any other time obtain knowledge of any Default or Event of Default, the Borrowers shall include in such certificate or otherwise deliver forthwith to the Banks a certificate specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto;

(d) annually or at such other time as may be requested by the Administrative Agent, copies of the financial statements, financial projections, annual budget and business plan concerning the Borrowers in substantially the same form in which such information is supplied to the boards of directors of the Borrowers;

(e) contemporaneously with, or promptly following, the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of the Borrowers; and

(g) from time to time, such other financial data and other information (including accountants’ management letters) as any Bank may reasonably request.

The Borrowers hereby authorize the Banks to disclose any information obtained pursuant to this Credit Agreement to all appropriate governmental regulatory authorities where required by law; provided, however, that this authorization shall not be deemed to be a waiver of any rights to object to the disclosure by the Banks of any such information which the Borrowers have or may have under the federal Right to Financial Privacy Act of 1978, as in effect from time to time.

6.5. Corporate Existence and Conduct of Business. Each Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or other organizational existence, corporate rights and franchises; effect and maintain its foreign qualifications, licensing, domestication or authorization except as terminated by such Borrower’s Board of Directors in the exercise of its reasonable judgment and except where the failure of a Borrower to remain so qualified would not materially adversely impair the financial condition of the Borrowers on a consolidated basis; use its best efforts to comply with all applicable laws; and shall not become obligated under any contract or binding arrangement which, at the time it was entered into would materially adversely impair the financial condition of the Borrowers on a consolidated basis. Each Borrower will continue to engage primarily in the businesses now conducted by it and in related businesses.

6.6. Maintenance of Properties. The Borrowers will cause all material properties used or useful in the conduct of their businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this section shall prevent the Borrowers from discontinuing the operation and maintenance of any of their properties if such discontinuance is, in the judgment of the

Borrowers, desirable in the conduct of their business and which does not in the aggregate materially adversely affect the businesses of the Borrowers on a consolidated basis.

6.7. Insurance. The Borrowers will maintain with financially sound and reputable insurance companies, funds or underwriters insurance of the kinds, covering the risks (other than risks arising out of or in any way connected with personal liability of any officers and directors thereof) and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Borrowers, such insurance to be in form and substance satisfactory to the Administrative Agent. In addition, the Borrowers will furnish from time to time, upon the Administrative Agent’s request, a summary of the insurance coverage of each of the Borrowers, which summary shall be in form and substance satisfactory to the Administrative Agent and, if requested by the Administrative Agent, will furnish to the Administrative Agent copies of the applicable policies.

6.8. Taxes. The Borrowers will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by foreign jurisdictions which in the aggregate are not material to the business or assets of any Borrower on an individual basis or of the Borrowers on a consolidated basis) imposed upon it and its real properties, sales and activities, or any material part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a lien or charge upon any material portion of its property, unless such lien is a Permitted Lien; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Borrowers will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Borrowers do not intend to treat the Loans, Letters of Credit and/or related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

6.9. Inspection of Properties, Books, and Contracts. The Borrowers will permit any and all of the Banks, the Administrative Agent or any of their designated representatives, upon reasonable notice and during normal business hours, to visit and inspect any of their properties, to examine their books of account (including the making of periodic accounts receivable reviews), or contracts (and to make copies thereof and extracts therefrom), and to discuss their affairs, finances and accounts with, and to be advised as to the same by, their officers, all at such times and intervals as any of the Banks may reasonably request.

6.10. Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits. The Borrowers will (i) comply with the provisions of their charter documents and by-laws and all agreements and instruments by which they or any of their properties may be bound; and (ii) comply with all applicable laws and regulations (including Environmental Laws), decrees, orders, judgments, licenses and permits, including, without limitation, all environmental permits (“Applicable Laws”), except where noncompliance with such Applicable Laws would not have a material adverse effect in the aggregate on the consolidated financial condition, properties or businesses of the Borrowers. If at any time while the Notes, or any Loan or Letter of Credit is outstanding or any Bank or the Administrative Agent has any obligation to make Loans or any Issuing Bank has any obligation to issue Letters of Credit hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers may fulfill any of their obligations hereunder, the Borrowers will immediately take or cause to be taken all reasonable steps within the power of the Borrowers to obtain such authorization, consent, approval, permit or license and furnish the Banks with evidence thereof.

6.11. Environmental Indemnification. Each Borrower covenants and agrees that it will indemnify and hold the Banks harmless from and against any and all claims, expense, damage, loss or liability incurred by the Banks (including all costs of legal representation incurred by the Banks) relating to (a) any release or threatened release of hazardous substances on the Real Property; (b) any violation of any Environmental Laws with respect to conditions at the Real Property or the operations conducted thereon; or (c) the investigation or remediation of offsite locations at which any Borrower or its predecessors are alleged to have directly or indirectly disposed of hazardous substances. It is expressly acknowledged by each Borrower that this covenant of indemnification shall include all claims, expenses, damages, losses or liabilities incurred by the Banks relating to the foregoing except those which result from the gross negligence or willful misconduct of any Bank, and this covenant shall survive any foreclosure or any modification, release or discharge of the Loan Documents or the payment of the Loans and shall inure to the benefit of the Banks, their successors and assigns.

6.12. Further Assurances. The Borrowers will cooperate with the Banks and execute such further instruments and documents as any of the Banks shall reasonably request to carry out to the Banks’ satisfaction the transactions contemplated by this Credit Agreement and the Loan Documents.

6.13. Notice of Potential Claims or Litigation. The Borrowers will deliver to the Banks, within thirty (30) days of receipt thereof, written notice of the initiation of any action, claim, complaint, or any other notice of dispute or potential litigation (including without limitation any alleged violation of any Environmental Law), wherein the potential liability is in excess of $250,000, together with a copy of each such notice received by any Borrower.

6.14. Notice of Certain Events Concerning Insurance and Environmental Claims.

(a) The Borrowers will provide the Banks with written notice as to any material cancellation or material change in any insurance of the Borrowers within ten (10) Business Days after the Borrowers’ receipt of any notice (whether formal or informal) of such cancellation or change by any of their insurers.

(b) The Borrowers will promptly notify the Banks in writing of any of the following events:

(i) upon any Borrower obtaining knowledge of any violation of any Environmental Law regarding the Real Property or any Borrower’s operations, which violation could have a material adverse effect on the Real Property or on such Borrower’s operations;

(ii) upon any Borrower obtaining knowledge of any potential or known Release or threat of Release of any Hazardous Substance at, from, or into the Real Property which any Borrower reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of the Real Property;

(iii) upon any Borrower’s receipt of any notice of violation of any Environmental Laws or of any Release or threatened Release of Hazardous Substances, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) any Borrower’s or any Person’s operation of the Real Property, (B) contamination on, from or into the Real Property, or (C) investigation or remediation of offsite locations at which any Borrower or any of its predecessors is alleged to have directly or indirectly Disposed of Hazardous Substances, which violation or Release in any such case could have a material adverse effect on the Real Property or on any Borrower’s operations; or

(iv) upon any Borrower obtaining knowledge that any material expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which any Borrower may be liable or for which a lien may be imposed on the Real Property.

6.15. Notice of Default, Material Change, etc. The Borrowers will promptly notify the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of Indebtedness, indenture or other obligation evidencing Indebtedness in excess of $250,000 as to which any Borrower is a party or obligor, whether as principal or surety, the Borrowers shall forthwith give written notice thereof to the Banks, describing the notice of action and the nature of the claimed default. The Borrowers will promptly notify the Banks in writing upon the occurrence of any Material Adverse Change.

6.16. New Subsidiaries. (a) Any newly-created or acquired Subsidiaries permitted under §7.4 shall become Borrowers hereunder by (i) signing a joinder agreement or entering into an amendment to this Credit Agreement and the Security Documents, as applicable, with the other parties hereto and thereto, in form and substance satisfactory to the Administrative Agent, providing that such Subsidiary shall become a Borrower hereunder, 100% of the stock, partnership interests or membership units, as the case may be, and assets (other than motor vehicle titles and real estate) of which shall be pledged to the Collateral Agent for the benefit of the Banks and the Noteholders in accordance with the Intercreditor Agreement, and (ii) providing such other documentation as the Banks or the Administrative Agent may reasonably request, including, without limitation, documentation with respect to the conditions specified in §9 hereof. In such event, the Administrative Agent is hereby authorized by the parties to amend Schedule 5.17 to include such new Subsidiary.

(b) The Parent shall at all times directly or indirectly through a Subsidiary own all of the shares of capital stock, partnership interests and membership interests of each of the Subsidiaries, and such shares, partnership interests and membership interests shall at all times, except with respect to Permitted Transfers, be pledged to the Collateral Agent for the benefit of the Banks and the Noteholders pursuant to a Pledge Agreement.

6.17. Employee Benefit Plans. The Borrowers will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service, upon request of the Administrative

Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

6.18. Notices Concerning Tax Treatment. In the event the Borrowers determine to take any action inconsistent with their intention to not treat the Loans, Letters of Credit and/or related transactions hereunder as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), they will promptly notify the Administrative Agent in writing thereof and will provide the Administrative Agent with a duly completed copy of IRS Form 8886 or any successor form. Each Borrower acknowledges that one or more of the Banks may treat its Loans and Letter of Credit Participations as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Bank or Banks, as applicable, will file such IRS forms and maintain such lists and other records as they may determine is required by such Treasury Regulations.

7. CERTAIN NEGATIVE COVENANTS OF THE BORROWERS.

Each Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans or any Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

7.1. Restrictions on Indebtedness. No Borrower shall become or be a guarantor or surety of, or otherwise create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Indebtedness, or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any undertaking or Indebtedness of any other Person, or incur any Indebtedness other than:

(a) Indebtedness to the Banks and the Administrative Agent arising under any of the Loan Documents;

(b) incurrence by any Borrower of guaranty, suretyship or indemnification obligations in connection with such Borrower’s performance of services for its respective customers in the ordinary course of its business;

(c) Indebtedness of one Borrower (other than a Designated LLC) to another Borrower (other than a Designated LLC);

(d) other Indebtedness existing on the date hereof and listed and described on Schedule 7.1;

(e) (i) purchase money Indebtedness incurred in connection with the acquisition after the Closing Date of any real or personal property or under equipment leases or equipment chattel, (ii) existing Indebtedness of any Subsidiary acquired after the Closing Date (the “Acquired Subsidiary”) originally incurred by the Acquired Subsidiary in connection with the lease or acquisition of property or fixed assets used in the business of the Acquired Subsidiary; or with respect to industrial finance bonds issued to finance the purchase of such property or assets; (iii) Indebtedness with respect to obligations under Capitalized Leases (iv) other unsecured Indebtedness; and (v) Indebtedness with respect to Subordinated Debt; provided that in the event that after the Closing Date any Subsidiary of the Parent guaranties any Subordinated Debt, the terms of such guaranty shall provide for the release of such guaranty upon the sale of stock or all or substantially all of the assets of such Subsidiary (even if such sale was made in a foreclosure); provided that the aggregate amount of such Indebtedness under this subsection (e) shall not exceed .5x EBITDA for the period of four (4) consecutive fiscal quarters most recently ended;

(f) Indebtedness with respect to landfill closure bonds of the Borrowers in an aggregate amount not to exceed $30,000,000;

(g) Noteholders’ Debt in principal amount not to exceed $75,000,000;

(h) Indebtedness with respect to (i) the Sampson County Bonds in an aggregate amount not to exceed (A) $34,969,367 in connection with the Series 2000 Bonds, and (B) $9,804,000 in connection with the Series 2003 Bonds, and (ii) Indebtedness with respect to other tax-exempt revenue bonds not to exceed $25,000,000 in the aggregate;

(i) Indebtedness of the Borrowers to the Designated LLCs which is evidenced by Designated Intercompany Debentures, in an aggregate amount not to exceed $100,000,000;

(j) Indebtedness of a Designated LLC to a Borrower, whether in the form of intercompany payables, advances, notes or debentures, each of which is pledged to the Collateral Agent, the proceeds of which are loaned or contributed as capital to a direct or indirect Subsidiary of such Designated LLC, which Subsidiary is a Borrower (and not a Designated LLC); provided that the aggregate amount of all such Indebtedness permitted under this Section 7.1(j) shall not exceed $100,000,000;

(k) Guaranty obligations of Parent with respect to undertakings by Sampson County Disposal, Inc. (or Sampson County Disposal, LLC as successor to Sampson County Disposal, Inc.) under (i) the Remarketing and Interest Services Agreement by and between Sampson County Disposal, Inc., Parent and Wachovia Securities, Inc. and (ii) the Bond Purchase Agreement by and among Wachovia Securities, Inc., The Sampson County Industrial Facilities and Pollution Control Financing Authority, Sampson County Disposal, Inc. and Parent;

(l) Indebtedness of the Borrowers in respect of Swap Contracts satisfactory to the Administrative Agent; and

(m) Indebtedness of the Borrowers under fuel price swaps, fuel price caps, and fuel price collar or floor agreements, and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices with respect to fuel purchased in the ordinary course of business of the Borrowers (“Fuel Derivatives Obligations”);

provided that if the creation, incurrence, assumption or existence of any Indebtedness would constitute a default or an event of default under the Noteholders’ Debt, then the creation, incurrence, assumption or existence of such Indebtedness shall not be permitted hereunder.

7.2. Restrictions on Liens. No Borrower shall create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any property or assets of any character, whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse, except as follows (the “Permitted Liens”):

(a) liens to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue;

(b) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(c) liens in respect of judgments or awards which have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the applicable Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and in respect of which such Borrower maintains adequate reserves;

(d) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, provided that such liens may continue to exist for a period of more than 120 days if the validity or amount thereof shall currently be contested by the applicable Borrower in good faith and if such Borrower shall have set aside on its books adequate reserves with respect thereto as required by GAAP, and provided further that such Borrower will pay any such claim forthwith upon commencement of proceedings to foreclose any such lien;

(e) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which any Borrower is a party, and other minor liens or encumbrances none of which in the opinion of such Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of such Borrower, which defects do not individually or in the aggregate have a materially adverse effect on the business of such Borrower individually or of the Borrowers on a consolidated basis;

(f) liens existing on the date hereof and listed on Schedule 7.2 of the Disclosure Schedule delivered herewith;

(g) liens in favor of the Collateral Agent for the benefit of the Administrative Agent and the Banks and the Noteholders under the Security Documents;

(h) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type permitted by §7.1(e)(i), (ii) and (iii), incurred in connection with the acquisition of such property, which security interests cover only the real or personal property so acquired; and

(i) liens, whether created by contract, law, regulation or ordinance, securing Indebtedness permitted by §7.1(b), provided that any security granted therefor is limited to (i) rights to payment under, and use of equipment or related assets to perform, the contracts to which such guaranty or suretyship obligations relate, and (ii) other liens arising under the laws of suretyship.

7.3. Restrictions on Investments. No Borrower shall purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or other obligations or securities of, or any interest in, any other Person, or make or commit to make any acquisition under §7.4, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any other Person, other than:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

(b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having unimpaired capital and surplus in excess of $250,000,000;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s Investors Service, Inc., and not less than “A 1” if rated by Standard and Poor’s Rating Group;

(d) Investments existing on the date hereof and listed on Schedule 7.3 of the Disclosure Schedule delivered herewith;

(e) (i) Investments permitted under §7.4, and (ii) Investments consisting of notes issued to the Parent and/or one of its Subsidiaries in connection with the FHA Transaction;

(f) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or surplus in the ordinary course of business;

(g) Investments consisting of loans and advances by any Borrower to another Borrower (other than a Designated LLC);

(h) Investments consisting of the applicable Borrower’s ownership interests in the Designated LLCs (and the related capital contributions in respect thereof) as set forth in Schedule 7.3 and Investments in the Borrowers by the Designated LLCs constituting Indebtedness permitted under Section 7.1; and

(i) other Investments not to exceed the sum of $2,000,000 in the aggregate at any one time outstanding with respect to non-hazardous solid waste collection, transfer, hauling, recycling or disposal businesses, projects, joint-ventures or enterprises or purchase options.

7.4. Merger, Consolidation and Disposition of Assets.

7.4.1. Mergers and Acquisitions. The Borrowers will not become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except the merger or consolidation of, or asset or stock acquisitions between existing Borrowers and except as otherwise provided in this §7.4.1. The Borrowers may purchase or otherwise acquire all or substantially all of the assets or stock or other equity interests of any other Person provided that:

(a) the Borrowers are in current compliance with and, giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with all of the covenants in §8 hereof on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement; provided, that, in the case of transactions involving cash consideration to be paid by the Borrowers (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Funded Debt assumed) in excess of $5,000,000, the Administrative Agent and the Banks shall have received a Compliance Certificate demonstrating compliance with §8 on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement (any acquisition requiring cash consideration (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Funded Debt assumed) in excess of $5,000,000 being referred to as a “Material Acquisition”);

(b) at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;

(c) the business to be acquired is predominantly in the same lines of business as the Borrowers, or businesses reasonably related or incidental thereto (e.g., non-hazardous solid waste collection, transfer, hauling, recycling, or disposal);

(d) the business to be acquired operates predominantly in the continental United States and/or Canada;

(e) all of the assets to be acquired shall be owned by an existing or newly created Subsidiary of the Parent which Subsidiary shall be a Borrower, 100% of the assets (other than motor vehicle titles and real estate) and stock or other equity interests of which have been or, simultaneously with such acquisition, will be pledged to the Collateral Agent on behalf of the Banks and the Noteholders in accordance with the Intercreditor Agreement or, in the case of a stock or other equity interest acquisition, the acquired company, simultaneously with such acquisition, shall become a Borrower or shall be merged with and into a wholly owned Subsidiary that is a Borrower and such newly acquired or created Subsidiary shall otherwise comply with the provisions of §6.16 hereof;

(f) not later than seven (7) days prior to the proposed acquisition date, a copy of the purchase agreement and financial projections, together with audited (if available, or otherwise unaudited) financial statements for any Subsidiary to be acquired or created, for the preceding two (2) fiscal years or such shorter period of time as such Subsidiary has been in existence shall have been furnished to the Administrative Agent, only in cases of Material Acquisitions or upon request by the Administrative Agent;

(g) not later than seven (7) days prior to the proposed acquisition date, (1) a summary of the Borrowers’ results of their standard due diligence review, and (2) in the case of a landfill acquisition, a review by a Consulting Engineer and a copy of the Consulting Engineer’s report shall have been furnished to the Administrative Agent, only in cases of Material Acquisitions or upon request by the Administrative Agent;

(h) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition;

(i) if such acquisition is made by a merger, a Borrower, or a wholly-owned Subsidiary of the Parent which shall become a Borrower in connection with such merger, shall be the surviving entity;

(j) cash consideration to be paid by such Borrower in connection with any such acquisition or series of related acquisitions (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Funded Debt assumed), shall not exceed $10,000,000 without the consent of the Administrative Agent and the Majority Banks;

(k) the aggregate cash consideration to be paid by all Borrowers in connection with all such acquisitions or series of related acquisitions (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Funded Debt assumed) during any period of four (4) consecutive fiscal quarters, shall not exceed $30,000,000 without the consent of the Administrative Agent and the Majority Banks; and

(l) the terms and conditions of any Indebtedness incurred or assumed by such Borrower in connection with any such acquisition or series of related acquisitions (other than Indebtedness permitted under Sections 7.1(e)) shall be satisfactory to the Administrative Agent.

7.4.2. Disposition of Assets. Except in the case of a Permitted Transfer, no Borrower will become a party to or agree to or effect any disposition of assets in excess of $500,000 in the aggregate (other than the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices) without the prior written consent of the Majority Banks and the Noteholders; provided that Borrowers shall be permitted to consummate the FHA Transaction in accordance with the terms thereof.

7.5. Sale and Leaseback. The Borrowers shall not enter into any arrangement, directly or indirectly, whereby any Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property which such Borrower intends to use for substantially the same purpose as the property being sold or transferred, without the prior written consent of the Majority Banks.

7.6. Restricted Distributions and Redemptions. The Borrowers shall not redeem, convert, retire or otherwise acquire shares of any class of its capital stock or other equity interest, or make any Distributions, except that (i) any Borrower may make Distributions to another Borrower and (ii) so long as no Default or Event of Default then exists or would result from such payment, the Borrowers may make cash dividend payments in an amount not to exceed $3,500,000 in any fiscal year if after giving pro forma effect to such payment the Borrowers’ Fixed Charge Coverage Ratio is greater than or equal to 1.10 to 1 for such fiscal year. In addition, the Borrowers shall not effect or permit any change in or amendment to any document or instrument pertaining to the terms of any Borrower’s capital stock or other equity interest. Notwithstanding the foregoing, no Borrower shall make any Distribution under this §7.6 if a Default or Event of Default exists or would be created by the making of such Distribution.

7.7. Debt Modification, etc. The Borrowers will not (i) amend, supplement or otherwise modify the terms of any Subordinated Debt other than to extend or defer the time for payments to be made thereunder, (ii) pay (except as permitted by the terms of the subordination agreement), redeem or repurchase any Subordinated Debt or (iii) amend, supplement or otherwise modify any event of default or any negative and financial covenant contained in the Noteholders’ Debt (other than the Conforming Amendment) without the consent of the Majority Banks. Prior to any principal payment or prepayment of the Noteholders’ Debt, the Borrowers shall deliver to the Administrative Agent a certificate setting forth in reasonable detail computations evidencing the pro forma effect of the contemplated payment on the Borrowers’ compliance with the covenants contained in §8 hereof.

7.8. Employee Benefit Plans. No Borrower nor any ERISA Affiliate will

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any Borrower; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any Borrower pursuant to §302(f) or §4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

7.9. Negative Pledges. Except for Permitted Liens and subject to the Intercreditor Agreement, no Borrower shall enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits such Borrower from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest in favor of the Administrative Agent for the benefit of the Banks and the Administrative Agent under the Loan Documents other than customary anti-assignment provisions in leases and licensing agreements entered into by such Borrower in the ordinary course of its business.

7.10. Business Activities. No Borrower will engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by the Borrowers on the Closing Date and in related businesses.

7.11. Transactions with Affiliates. No Borrower will engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

7.12. Transfer Rights. (a) Notwithstanding any provisions contained herein, transfers of Designated Property (each, a “Permitted Transfer” and collectively, “Permitted Transfers”) will be permitted while the Sampson County Bonds are issued and outstanding, provided, that the following conditions are met:

(i) such Permitted Transfer is made for fair market value;

(ii) the proceeds of such Permitted Transfer are applied to pay down the outstanding Revolving Credit Loans (but without a permanent reduction of the Total Commitment);

(iii) in the case of a transfer of the ownership interests in a Designated LLC, the Designated LLC subject to such transfer shall reaffirm its joint and several Obligations with respect to the Secured Obligations by entering into a Guaranty Agreement in form and substance satisfactory to the Administrative Agent and the Noteholders (the “Designated Guaranty”); and

(iv) all assets of a transferred Designated LLC other than Designated Property shall remain subject to the lien thereon that has been granted to the Collateral Agent for the benefit of the Banks and the Noteholders for the Secured Obligations, and both the transferee of such Designated LLC and the Designated LLC shall each have acknowledged the full force and effect of such lien and Designated Guaranty executed by such Designated LLC pursuant to (iii) above.

(b) In the event of a proposed Permitted Transfer of any membership units or interests of a Designated LLC or any Designated Property, the proposed transferor will give the Collateral Agent and the Administrative Agent at least fifteen Business Days prior written notice of the proposed Permitted Transfer. Subject to the Administrative Agent’s election to exercise its rights of first refusal as set forth below, the Collateral Agent will, in accordance with Section 24 of the Security Agreement, and within ten Business Days of receipt of such notice, endorse, assign and deliver to the transferor the requested certificates, if any, of membership units or ownership interests, or any other Designated Property in the Collateral Agent’s possession or under its control, which are included in the Permitted Transfer by the transferor and any other instruments or documents evidencing the ownership of such membership units or ownership interest or Designated Property in the Collateral Agent’s possession or under its control, in accordance with Section 24 of the Security Agreement. Upon receipt of the proceeds of the Permitted Transfer for application to the Revolving Credit Loans (but without a permanent reduction of the Total Commitment), the Collateral Agent, the Banks and the Noteholders shall have no further interest or right to such membership units or interests or such Designated Property, and, if requested by transferor or transferor’s transferee, the Collateral Agent (in accordance with Section 24 of the Security Agreement) shall execute an appropriate termination of the lien with respect to such units or interests, or such Designated Property, as applicable; provided that any Designated LLC subject to a Permitted Transfer shall retain its joint and several Obligations with respect to the Secured Obligations by entering into a Designated Guaranty and the liens on the assets of such Designated LLC (other than Designated Property) granted to the Collateral Agent for the benefit of the Banks and the Noteholders for the Secured Obligations shall continue in force and shall be reaffirmed by the Designated LLC as a condition of the Permitted Transfer. To the extent that, notwithstanding the above, any Permitted Transfer of membership units or ownership interests or Designated Property by a Borrower occurs after the Designated Property Notice Period, the proceeds shall be applied to pay the outstanding Secured Obligations and shall permanently reduce the Commitment by the amount allocated to the Revolving Credit Loans pursuant to the terms of the Intercreditor Agreement.

(c) After the beginning of the Designated Property Notice Period, the provisions set forth in this Credit Agreement and Loan Documents allowing the Permitted Transfers shall terminate, until such time, if ever, as restored by the written election of the Administrative Agent.

(d) Right of First Refusal. If at any time following March 31, 2001, the owner of Designated Property (the “Seller of Designated Property”) receives a bona fide offer from a third party to purchase all or any part of the Designated Property for a purchase price that has been reached through arms-length negotiation and the Seller of Designated Property wishes to accept such offer (the “Third Party Offer”), that Seller of Designated Property shall, as a condition precedent to his or her right to sell such Designated Property to the third party, comply with the following procedure:

1. By written notice (the “Notice of Sale of Designated Property”), the Seller of Designated Property shall inform the Collateral Agent of the Third Party Offer. The Notice must contain the name of the offeror, a description of the Designated Property to be sold, the purchase price, the proposed closing date (which shall in no event be sooner than twenty Business Days from the date of the Notice of Sale of Designated Property), all other terms and conditions of the Third Party Offer and shall further contain an offer to sell all of such Designated Property to the Collateral Agent or its assign pursuant to the terms and provisions of this Section 7.12(d) and on the same terms and conditions contained in the Third Party Offer.

2. The Collateral Agent may elect, in accordance with Section 24 of the Security Agreement, with the consent of the Majority Banks, the Required Holders and the Administrative Agent, exercisable within twenty Business Days of the receipt of the Notice of Sale of Designated Property, to purchase all of such Designated Property contained in the Third Party Offer. In addition, the Collateral Agent, in accordance with Section 24 of the Security Agreement, with the consent of the Majority Banks, the Noteholders and the Administrative Agent, shall be entitled to assign its right to purchase such Designated Property to one or more third parties.

3. If the Collateral Agent shall elect to purchase all of such Designated Property, it shall, in accordance with Section 24 of the Security Agreement, deliver notice of the exercise of its option to the Seller of Designated Property not later than the expiration of the twentieth Business Day following receipt of the Notice of Sale of Designated Property. In addition, if the Collateral Agent shall assign some or all of its right to purchase such Designated Property to a third party, it shall, in accordance with Section 24 of the Security Agreement, deliver notice of such assignment, together with notice of Designated Property to be purchased by such third party, not later than the twentieth Business Day following receipt of the Notice of Sale of Designated Property. Following delivery of the Collateral Agent’s (or the third party’s) notice of the exercise of the option granted herein to purchase such Designated Property, the Collateral Agent (or such third party) shall, in accordance with Section 24 of the Security Agreement, set a closing date, which shall be not later than thirty days following the delivery of the Collateral Agent’s (or the third party’s) notice of exercise of right to purchase such Designated Property.

4. To the extent that the Collateral Agent and its assigns shall not elect to purchase all of such Designated Property, the Seller of Designated Property shall thereafter be entitled to sell all of such Designated Property upon the terms and conditions set forth in the Notice of Sale of Designated Property. Any modification of such terms and conditions shall require additional compliance with the provisions of this Section 7.12(d).

8. FINANCIAL COVENANTS OF THE BORROWERS.

The Borrowers agree that, so long as any Obligation is outstanding or the Banks have any obligation to make Loans or any Issuing Bank has any obligation to issue, extend or renew any Letters of Credit hereunder:

8.1. Funded Debt to EBITDA. The Borrowers will not permit the ratio of (x) Funded Debt as at the end of any fiscal quarter to (y) EBITDA for the period of four (4) consecutive fiscal quarters ending on such date to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarters Ending	Ratio
September 30, 2003 – December 31, 2004	4.25:1.00
March 31, 2005 and thereafter	4.00:1.00

8.2. Senior Funded Debt to EBITDA. The Borrowers will not permit the ratio of (x) Senior Funded Debt as at the end of any fiscal quarter to (y) EBITDA for the period of four (4) consecutive fiscal quarters to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarters Ending	Ratio
September 30, 2003 – December 31, 2004	3.75:1.00
March 31, 2005 and thereafter	3.50:1.00

8.3. Consolidated Net Worth. Commencing with the fiscal quarter ended September 30, 2003, the Borrowers will not permit their Consolidated Net Worth at the end of any fiscal quarter to be less than the sum of $95,000,000 plus the sum of (a) 50% of positive Consolidated Net Income for each fiscal quarter, beginning with the fiscal quarter ended June 30, 2003, and (b) 100% of the net proceeds of any sale by the Borrowers of (i) equity securities issued by the Borrowers or (ii) warrants or subscription rights for equity securities issued by the Borrowers.

8.4. Interest Coverage. The Borrowers will not permit the ratio of (x) EBITA to (y) Consolidated Total Interest Expense to be less than the ratio for the quarters ending on or within the respective periods set forth in the following table:

Fiscal Quarter Ending	Ratio
September 30, 2003 – December 31, 2004	2.50:1.00
March 31, 2005 and thereafter	2.75:1.00

8.5. Profitable Operations. The Borrowers will not permit Consolidated Net Income to be less than $1.00 for any fiscal quarter.

8.6. Capital Expenditures. Capital Expenditures for any fiscal year shall not exceed (i) $35,000,000 for the fiscal year 2003, (ii) $35,000,000 for the fiscal year 2004, (iii) $37,000,000 for the fiscal year 2005, and (iv) $43,000,000 for the fiscal year 2006.

9. CLOSING CONDITIONS.

The obligations of the Banks to make the Loans and of the Issuing Banks to issue any Letters of Credit on the Closing Date and otherwise be bound by the terms of this Credit Agreement shall be subject to the satisfaction of the following conditions precedent:

9.1. Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Borrowers of this Credit Agreement and the other Loan Documents shall have been duly and effectively taken, and satisfactory evidence thereof shall have been provided to the Administrative Agent.

9.2. Loan Documents, etc.

9.2.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks.

9.2.2. Noteholders’ Documents and Consents. The Administrative Agent shall have received copies of the Noteholders’ Documents, as amended through the Closing

Date. The Conforming Amendment, shall be in effect as of the Closing Date, and the Noteholders shall have consented to the transactions herein and to certain amendments of the Intercreditor Agreement, in each case in form satisfactory to the Administrative Agent and the Banks.

9.3. Certified Copies of Charter Documents. Each of the Banks shall have received from each Borrower a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and (ii) its by-laws or operating agreement as in effect on such date.

9.4. Incumbency Certificate. Each of the Banks shall have received from each Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of such Borrower, each of the Loan Documents to which such Borrower is or is to become a party; (ii) in the case of the Parent, to make Loan and Letter of Credit Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

9.5. Validity of Liens. The Security Documents shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral for the benefit of the Banks and the Noteholders, in accordance with the Intercreditor Agreement. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Collateral Agent to protect and preserve such security interests shall have been duly effected. The Collateral Agent shall have received evidence thereof in form and substance satisfactory to the Collateral Agent.

9.6. Perfection Certificates and UCC Search Results. The Collateral Agent shall have received from each Borrower a completed and fully executed Perfection Certificate and the results of UCC searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Collateral Agent.

9.7. Certificates of Insurance. The Administrative Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreements and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

9.8. Opinion of Counsel. Each of the Banks and the Administrative Agent shall have received a favorable legal opinion from counsel to the Borrowers addressed to the Banks and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent.

9.9. Permit Certificate. The Banks shall have received an environmental permit certificate in substantially the form of Exhibit E from the Borrowers satisfactory to the Administrative Agent concerning principal operating permits at the Borrowers’ principal operating facilities.

9.10. Payment of Fees. The Borrowers shall have paid all fees due and payable on the Closing Date to the Banks, the Administrative Agent, the Administrative Agent’s Special Counsel and the Arranger.

9.11. Payoff. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent in connection with the refinancing of the Existing Credit Agreement and disbursement instructions from the Borrowers regarding the same.

9.12. Funded Debt to EBITDA on Closing Date. The Administrative Agent shall have received a certificate of a duly authorized officer of the Parent, dated as of the Closing Date, and in form and detail satisfactory to the Administrative Agent and the Banks, demonstrating that, after giving effect to the transactions contemplated hereby (including, without limitation, after giving effect to all borrowings under the Credit Agreement and all credit exposure), the ratio of (x) Funded Debt as at the Closing Date to (y) EBITDA for the period of four (4) consecutive fiscal quarters ending on such date shall not exceed 3.25 to 1.

9.13. Consents and Approvals. The Administrative Agent shall have received evidence that all consents and approvals necessary to complete all transactions contemplated hereby have been obtained.

10. CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Loan, and of any Issuing Bank to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

10.1. Representations True; No Event of Default. Each of the representations and warranties of the Borrowers contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

10.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Issuing Bank would make it illegal for the Issuing Bank to issue, extend or renew such Letter of Credit.

10.3. Governmental Regulation. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

10.4. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to each of the Banks and to the

Administrative Agent and the Administrative Agent’s Special Counsel, including, without limitation, a Loan and Letter of Credit Request in the form attached hereto as Exhibit B, and each of the Banks, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

11. COLLATERAL SECURITY.

The Obligations shall be secured by (a) a perfected (except in the case of Real Property and motor vehicles, subject to the following proviso) first-priority security interest (subject to Permitted Liens entitled to priority under applicable law) in all assets of each Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents and the Intercreditor Agreement; (b) a pledge of 100% of the capital stock or other equity interests of such Borrowers (other than the Parent); and (c) a pledge of 65% of the capital stock or other equity interests of each Foreign Subsidiary; provided that the Borrowers hereby agree, upon the request of the Administrative Agent, to deliver, as promptly as practicable, but in any event within sixty (60) days after such request, titles to motor vehicles and mortgages with respect to all Real Property and take such other steps as may be requested (including, without limitation, the delivery of legal opinions, Consulting Engineer’s reports and title insurance) so as to provide the Administrative Agent, for the benefit of the Banks and the Administrative Agent, a perfected first-priority security interest in such assets.

12. EVENTS OF DEFAULT; ACCELERATION; ETC.

12.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrowers shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrowers shall fail to pay any interest on the Loans, the fees, or other sums due hereunder or under any of the other Loan Documents within five (5) Business Days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrowers shall fail to comply with any of the covenants contained in §§6, 7 or 8;

(d) the Borrowers shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §12.1) for fifteen (15) days after written notice of such failure has been given to the Borrowers by the Administrative Agent;

(e) any representation or warranty of the Borrowers in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) the Borrowers shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money (other than the Obligations or the Noteholders’ Debt) or any guaranty with respect thereto in an aggregate amount greater than $1,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money in an aggregate amount greater than $1,000,000 for such period of time as would, or would have permitted (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(g) any Borrower shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any Borrower or of any substantial part of the assets of any Borrower or shall commence any case or other proceeding relating to any Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any Borrower and any Borrower shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against any Borrower that, with other outstanding final judgments, undischarged, against any Borrower exceeds in the aggregate $1,000,000;

(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Collateral Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $1,000,000; or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $1,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of any Borrower to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l) any Borrower shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(m) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of any Borrower;

(n) any Borrower shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against any Borrower, a punishment for which in any such case could include the forfeiture of any assets of the Borrowers having a fair market value in excess of $1,000,000;

(o) (i) except with respect to the applicable Designated LLC after a Permitted Transfer, the Parent shall at any time, legally or beneficially, directly or indirectly own less than one hundred percent (100%) of the shares of the common stock, partnership interests or membership units of each other of the Borrower; or (ii) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Parent or, during any period of twelve (12) consecutive calendar months, individuals who were directors of the Parent on the first day of such period shall cease to constitute a majority of the board of directors of the Parent; or

(p) (i) a default or event of default shall have occurred under the Noteholders’ Debt, or (ii) the holders of all or any part of the Noteholders’ Debt shall accelerate the maturity of all or any part of the Noteholders’ Debt, or (iii) the Noteholders’ Debt shall be prepaid, redeemed or repurchased in whole or in part or amended except as permitted under §7.7 hereof without the prior consent of the Majority Banks and the Administrative Agent;

then, and in any such Event of Default, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in §§12.1(g), 12.1(h) or §12.1(p)(ii), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Bank.

12.2. Termination of Commitments. If any one or more of the Events of Default specified in §§12.1(g), 12.1(h) or §12.1(p)(ii) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Loans to the Borrowers and the Issuing Banks shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Administrative Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Issuing Banks shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

12.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to §12.1, each Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank, subject to the Intercreditor Agreement. No remedy herein conferred upon any Bank or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

12.4. Distribution of Collateral Proceeds. Subject in all cases to the requirements of the Intercreditor Agreement to share proceeds of the Collateral as set forth therein, in the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit

Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b) Second, to all other Obligations pari passu among the Administrative Agent and the Banks; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Administrative Agent’s Fee payable pursuant to §4.1 and all other Obligations and (B) with respect to each type of Obligation owing to the Banks, such as interest, principal, fees and expenses, among the Banks pro rata, and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-504(1)(c) of the Uniform Commercial Code of The Commonwealth of Massachusetts; and

(d) Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

12.5. Acknowledgement Regarding the Intercreditor Agreement. Each Bank hereby acknowledges receipt of the Intercreditor Agreement under which Fleet is appointed as Collateral Agent for the benefit of the Banks and the Noteholders (and their respective successors and assigns). Each Bank by its execution of this Agreement or an Assignment and Acceptance Agreement agrees to be bound by the terms of such Intercreditor Agreement as if such Bank were an original signatory thereto, including without limitation, the waivers of certain rights (including a waiver of jury trial) as specified therein and the turnover and collateral sharing provisions thereof. Furthermore, the Banks acknowledge and agree that pursuant to the terms of the Intercreditor Agreement, this §12.5 cannot be amended without the consent of the Noteholders, and that the Noteholders shall be a third party beneficiary of the agreements and obligations of the Banks contained in this §12.5.

13. SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrowers and any securities or other property of the Borrowers in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Bank. Each of the Banks agrees with each other Bank that (i) if an amount to be set off is to be applied to Indebtedness of the Borrowers to such Bank, other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank and all such amounts to be applied to the Notes and Reimbursement Obligations shall be subject to the Intercreditor Agreement, and (ii) if such Bank shall receive from the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrowers at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

14. THE ADMINISTRATIVE AGENT.

14.1. Appointment of Administrative Agent, Powers and Immunities.

(a) Each Bank hereby irrevocably appoints and authorizes Fleet to act as Administrative Agent hereunder and under the other Loan Documents and the Intercreditor Agreement, provided, however, the Administrative Agent is hereby authorized by the Banks to serve only as an administrative and collateral agent for the Banks and to exercise such powers as are reasonably incidental thereto and as are set forth in this Credit Agreement and the other Loan Documents and the Intercreditor Agreement. Each Bank irrevocably authorizes the Administrative Agent to execute the Security Documents, the Intercreditor Agreement and all other instruments relating thereto and to take from time to time any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents, and authorizes the Administrative Agent to take such other action on behalf of each of the Banks and to exercise all such powers as are delegated to the Administrative Agent hereunder and under any of the other Loan Documents and all related documents, together with such other powers as are reasonably incidental thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b) The relationship between the Administrative Agent and each of the Banks is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Banks. As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Administrative Agent.

(c) The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such employees, agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to their rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as it in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.

(d) Neither the Administrative Agent nor any of its respective shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to their willful misconduct or gross negligence.

(e) The Administrative Agent in its separate capacity as a Bank shall have the same rights and powers hereunder as any other Bank. It is agreed that the duties, rights, privileges and immunities of the Issuing Bank, in its capacity as issuer of Letters of Credit hereunder, shall be identical to its duties, rights, privileges and immunities as a Bank as provided in this §14.

14.2. Actions By Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or the Loan Documents as it reasonably deems appropriate unless it shall first have received such advice or concurrence of the Banks and shall be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any of the Loan Documents in accordance with a request of the Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Notes or any Letter of Credit Participation.

14.3. INDEMNIFICATION. WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWERS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, THE BANKS AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, RATABLY IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENT PERCENTAGES, FOR ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (OTHER THAN LOSSES WITH RESPECT TO THE ADMINISTRATIVE AGENT’S PRO RATA SHARE OF THE OBLIGATIONS) WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ENFORCEMENT OF

ANY OF THE TERMS HEREOF OR THEREOF OR OF ANY SUCH OTHER DOCUMENTS; PROVIDED, THAT NO BANK SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT THEY ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT (OR ANY AGENT THEREOF), IT BEING THE INTENT OF THE PARTIES HERETO THAT ALL SUCH INDEMNIFIED PARTIES SHALL BE INDEMNIFIED FOR THEIR ORDINARY SOLE OR CONTRIBUTORY NEGLIGENCE.

14.4. Reimbursement. Without limiting the provisions of §14.3, the Banks hereby agree that the Administrative Agent shall not be obliged to make available to any Person any sum which the Administrative Agent is expecting to receive for the account of that Person until the Administrative Agent has determined that it has received that sum. The Administrative Agent may, however, disburse funds prior to determining that the sums which the Administrative Agent expects to receive have been finally and unconditionally paid to the Administrative Agent, if the Administrative Agent wishes to do so. If and to the extent that the Administrative Agent does disburse funds and it later becomes apparent that the Administrative Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Administrative Agent made the funds available shall, on demand from the Administrative Agent, refund to the Administrative Agent the sum paid to that Person. If, in the opinion of the Administrative Agent, the distribution of any amount received by it in such capacity hereunder or under the Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5. Closing Documents. For purposes of determining compliance with the conditions set forth in §9, each Bank that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or the Arranger to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Bank, unless an officer of the Administrative Agent or the Arranger active upon the Borrowers’ account shall have received notice from such Bank prior to the Effective Date specifying such Bank’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent or the Arranger to such effect on or prior to the Effective Date. The Administrative Agent will forward to each Bank, promptly after the Administrative Agent’s receipt thereof, a copy of each notice or other document furnished to the Administrative Agent for such Bank hereunder or under the Intercreditor Agreement; provided, however, that, notwithstanding the foregoing, the Administrative Agent may furnish to the Banks a monthly summary with respect to Letters of Credit issued hereunder in lieu of copies of the related Letter of Credit Applications.

14.6. Non-Reliance on Administrative Agent and Other Banks. Each Bank represents that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Borrowers and decision to enter into this Credit Agreement and the other Loan Documents and agrees that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Credit Agreement or any other

Loan Document. The Administrative Agent shall not be responsible for the due execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers, or be bound to ascertain or inquire as to the performance or observance by the Borrowers of any of the terms, conditions, covenants or agreements in this Credit Agreement, the other Loan Documents or any other document referred to or provided for herein or therein or to make inquiry of, or to inspect the properties or books of, any Person. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning any Person which may come into the possession of the Administrative Agent or any of their affiliates. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrowers. Each Bank shall have access to all documents relating to the Administrative Agent’s performance of its duties hereunder at such Bank’s request. Unless any Bank shall promptly object to any action taken by the Administrative Agent hereunder (other than actions to which the provisions of §14.8 are applicable and other than actions which constitute gross negligence or willful misconduct by the Administrative Agent), such Bank shall conclusively be presumed to have approved the same.

14.7. Resignation of Administrative Agent. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrowers. Upon any such resignation, the Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a financial institution having a combined capital and surplus in excess of $150,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation, the provisions of this Credit Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. Any new Administrative Agent appointed pursuant to this §14.7 shall immediately issue new Letters of Credit in place of Letters of Credit previously issued by the Administrative Agent.

14.8. Action by the Banks, Consents, Amendments, Waivers, Etc. Except as otherwise expressly provided in this §14.8, any action to be taken (including the giving of notice) may be taken or any consent or approval required or permitted by this Credit Agreement or any other Loan Document to be given by the Banks may be given, and any term of this Credit Agreement, any other Loan Document or any other instrument, document or agreement related to this Credit Agreement or the other Loan Documents or mentioned therein may be amended and the performance or observance by the Borrowers or any other person of any of the terms thereof and any Default or Event of Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Majority Banks; provided, however, that no such consent or amendment which affects the rights, duties or liabilities of the Administrative Agent (in its capacity as Administrative Agent) shall be effective without the written consent of the Administrative Agent. Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following unless in writing and signed by each Bank directly affected thereby: (a) increase the amount of such Bank’s Commitment (or subject the Banks to any additional obligations), (b) reduce the principal of or rate of interest on the Notes (including, without limitation, interest on overdue amounts) or any Reimbursement Obligation or any fees payable hereunder, (c) postpone the Maturity Date or any date fixed for any payment in respect of principal or interest (including, without limitation, interest on overdue amounts) on the Notes, or any fees payable hereunder; (d) change the Commitment Percentage of any Bank, except as permitted under §§2.2.2 or 18 hereof. Notwithstanding the foregoing, no amendment, waiver or consent shall (a) without the written consent of all Banks (i) change the definition of “Majority Banks” or percentage of Banks which shall be required for the Banks or any of them to take any action under the Loan Documents, (ii) amend this §14.8 or (iii) release any Borrower from its obligations hereunder; (iv) other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or substantially all of the Collateral (excluding, if any Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Majority Banks); or (v) amend or modify §12.4 (Distribution of Collateral Proceeds), (b) without the written consent of the Administrative Agent, amend or waive §14, the amount or time of payment of the Administrative Agent’s fees payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent; (c) without the written consent of the Issuing Bank affected thereby, amend or waive the amount or time of payment of any fees payable for the Issuing Bank’s account or any other provision applicable to the Issuing Bank; or (d) without the written consent of the Swing Line Bank, amend or waive §2.7, the amount or time of payment of any fees payable for the Swing Line Bank’s account or any other provision applicable to the Swing Line Bank.

No course of dealing or delay or omission on the part of the Administrative Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.

In addition, the Administrative Agent, when acting on behalf of itself and the Banks pursuant to the Intercreditor Agreement, shall vote on the Banks’ behalf on matters requiring consent and shall agree to amend the Security Documents only with the consent of the Majority Banks.

14.9. Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under §§4.1 and 15) allowed in such proceeding or under any such assignment; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under §§4.1 and 15.

(c) Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Bank or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding or under any such assignment.

14.10. Documentation Agent and Syndication Agent. The Documentation Agent and the Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Documentation Agent and the Syndication Agent shall not have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Documentation Agent or the Syndication Agent in deciding to enter into this Credit Agreement or not taking any action hereunder.

15. EXPENSES.

The Borrowers hereby agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent or any of the Banks (other than taxes based upon the Administrative Agent’s or any Bank’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby agreeing to indemnify the Administrative Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal and examination charges, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Bank or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank’s or the Administrative Agent’s relationship with the Borrower or any of its Subsidiaries and (f) all reasonable fees, expenses and disbursements of any Bank or the Administrative Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings. The covenants contained in this §15 shall survive payment or satisfaction in full of all other obligations.

16. INDEMNIFICATION.

Each of the Borrowers agrees to indemnify and hold harmless the Administrative Agent, its affiliates and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral, (d) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Administrative Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §16 shall survive payment or satisfaction in full of all other Obligations.

17. SURVIVAL OF COVENANTS, ETC.

Unless otherwise stated herein, all covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers pursuant hereto shall be deemed to have been relied upon by the Banks and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans and the issuance, extension or renewal by the Issuing Banks of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement, any Letter of Credit or the Notes remains outstanding and unpaid or any Bank has any obligation to make any Loans or the Issuing Banks have any obligation to issue any Letters of Credit hereunder. All statements contained in any certificate or other paper delivered by or on behalf of the Borrowers pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers hereunder.

18. ASSIGNMENT AND PARTICIPATION.

It is understood and agreed that each Bank shall have the right to assign at any time all or any portion of its Commitment and interests in the risk relating to the Loans and outstanding Letters of Credit hereunder in an amount equal to or greater than $2,500,000 (which assignment shall be of an equal percentage of its Commitment, the Loans and outstanding Letters of Credit unless otherwise agreed to by the Administrative Agent) to any Eligible Assignees with the prior written approval of the Administrative Agent and, if no Default or Event of Default exists, the Borrowers, which approvals shall not be unreasonably withheld or delayed; provided, however, that the Administrative Agent may assign without the consent of the Borrowers such portion of its Commitment and interests in the risk relating to the Loans and outstanding Letters of Credit necessary to reach its desired hold level. Any Bank may at any time, and from time to time, assign to any Bank Affiliate of such Bank all or any part of its rights and obligations under the Loan Documents by notice to the Administrative Agent and the Borrowers. It is further agreed that each assignee which executes and delivers to the Administrative Agent and the Borrowers hereunder an Assignment and Acceptance substantially in the form of Exhibit F hereto together with an assignment fee in the amount of $3,500 payable by the assigning Bank to the Administrative Agent, shall, on the date specified in such Assignment and Acceptance, become a party to this Credit Agreement and the other Loan Documents for all purposes of this Credit Agreement and the other Loan Documents, and its portion of the Commitment, the Loans and Letters of Credit shall be as set forth in such Assignment and Acceptance. The Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the execution and delivery of such Assignment and Acceptance, the Borrowers shall issue to the assignee a Note in the amount of such assignee’s Commitment, dated the date of the assignment and otherwise completed in substantially the form of Exhibit B and to the extent any assigning Bank has retained a portion of its obligations hereunder, an appropriate replacement Note to the assigning Bank reflecting its assignment; (b) the Administrative Agent shall distribute to the Borrowers, the Banks and such assignee a schedule reflecting such changes; and (c) this Credit Agreement shall be appropriately amended to reflect (i) the status of the assignee as a party hereto and (ii) the status and rights of the Banks hereunder.

Each Bank shall also have the right to grant participations to one or more banks or other financial institutions in its Commitment, the Loans and outstanding Letters of Credit. The documents evidencing any such participation shall limit such participating bank or financial institutions voting rights solely to those matters set forth in §14.8 which require the vote of each Bank directly affected thereby.

Notwithstanding the foregoing, no assignment or participation shall operate to increase the Commitment hereunder or otherwise alter the substantive terms of this Credit Agreement, and no Bank which retains a Commitment hereunder shall have a Commitment of less than $2,500,000, as such amount may be reduced upon reductions in the Total Commitment pursuant to §2.2 hereof.

Notwithstanding anything to the contrary contained in this §18, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPV”) of such Granting Bank, identified as such in writing from time to time delivered by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to this Credit Agreement, provided that (a) nothing herein shall constitute a commitment to make any Loan by any SPV, (b) the Granting Bank’s obligations under this Credit Agreement shall remain unchanged, (c) the Granting Bank shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement and (d) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank. Each party hereto hereby agrees that no SPV shall be liable for any expense reimbursement, indemnity or similar payment obligation under this Credit Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPV and (ii) the Maturity Date, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this §18, any SPV may (A) with notice to, but (except as specified below) without the prior written consent of, the Borrowers or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (consented to by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPV to fund the Loans made by such SPV or to support the securities (if any) issued by such SPV to fund such Loans and (B) disclose on a confidential basis any non-public information relating to its Loans (other than financial statements referred to in §5.4 or §6.4) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPV. In no event shall the Borrowers be obligated to pay to an SPV that has made a Loan any greater amount than the Borrowers would have been obligated to pay under this Agreement if the Granting Bank had made such Loan. An amendment to this paragraph without the written consent of an SPV shall be ineffective insofar as it alters the rights and obligations of such SPV.

Anything contained in this §18 to the contrary notwithstanding, any Bank may at any time pledge, without the consent of the Borrower or the Administrative Agent, all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. 341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

19. PARTIES IN INTEREST.

All the terms of this Credit Agreement and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and thereto; provided that no Borrower shall assign or transfer its rights hereunder without the prior written consent of the Banks. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

20. NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the other Loan Documents shall be in writing and shall be delivered by hand, mailed by United States first-class mail, postage prepaid, or sent by telegraph, telex or telecopier and confirmed by letter, addressed as follows:

(a) if to the Borrowers, at Waste Industries USA, Inc., 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609, Attention: D. Stephen Grissom, Vice President of Finance, telecopy number 919-325-3013;

(b) if to the Administrative Agent or Fleet, at 100 Federal Street, Boston, Massachusetts 02110, Attention: Timothy M. Laurion, Managing Director, telecopy number 617-434-2160; or

(c) if to any Bank, at such Bank’s address as provided to the Administrative Agent;

or at such other address for notice as shall have last been furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (b) if sent by registered or certified first-class mail, postage prepaid, three (3) Business Days after the mailing thereof.

21. TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

21.1. Confidentiality. Each of the Banks and the Administrative Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrowers or any of their Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Banks or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §21, or becomes available to any of the Banks or the Administrative Agent on a nonconfidential basis from a source other than the Borrowers, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Banks or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or the Administrative Agent, or to auditors or accountants, (e) to the Administrative Agent, any Bank or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Banks, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Bank Affiliate or a Subsidiary or affiliate of the Administrative Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of §21 or (i) with the consent of the Borrower. Notwithstanding anything herein to the contrary, the Administrative Agent and each Bank may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Bank relating to such tax treatment and tax structure.

21.2. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Banks and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

21.3. Other. In no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries. The obligations of each Bank under this §21 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Bank.

22. MISCELLANEOUS.

The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Banks or Administrative Agent would otherwise have. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

23. ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §14.8. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or omission on the part of the Administrative Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

24. WAIVER OF JURY TRIAL.

EACH OF THE BORROWERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWERS (a) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY BANK OR THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWERS’ WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

25. GOVERNING LAW.

THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWERS CONSENT TO THE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF ANY BANK OR THE ADMINISTRATIVE AGENT UNDER THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

26. SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

27. EXISTING CREDIT AGREEMENT SUPERSEDED.

This Credit Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this §27. On the Closing Date, the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” as defined therein shall be subsumed within and be governed by this Credit Agreement and the Notes; provided, however, that each of the “Revolving Credit Loans”, “Swingline Loans”, and “Letters of Credit” (as each such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date shall, for purposes of this Credit Agreement, be included as Revolving Credit Loans, Swingline Loans, and Letters of Credit hereunder in accordance with the provisions hereof. The Retiring Bank shall not be Bank hereunder and the Borrowers hereby agree to pay on the Closing Date any amounts due to the Retiring Bank under the Existing Credit Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

BORROWERS

WASTE INDUSTRIES USA, INC.

By:
Name:
Title:

WASTE INDUSTRIES, LLC
DUPLIN COUNTY DISPOSAL, LLC
VAN BUREN COUNTY LANDFILL, LLC
WASTE INDUSTRIES LANDCO, LLC
WASTE SERVICES OF NORTH CAROLINA, LLC
ECO SERVICES, LLC
SOUTHERN WASTE SERVICES OF MISSISSIPPI, LLC
RELIABLE TRASH SERVICE, LLC
SOUTHERN WASTE OF ALABAMA, LLC
WASTE INDUSTRIES OF MISSISSIPPI, LLC
WASTE SERVICES OF MEMPHIS, LLC
WASTECO, LLC
LAURENS COUNTY LANDFILL, LLC
S & S ENTERPRISES OF MISSISSIPPI, LLC
SAMPSON COUNTY DISPOSAL, LLC
SAFEGUARD LANDFILL MANAGEMENT, LLC
SHAMROCK ENVIRONMENTAL SERVICES, LLC
TRANSWASTE SERVICES, LLC
RED ROCK DISPOSAL, LLC
MOSS POINT DISPOSAL, LLC
BLACK BEAR DISPOSAL, LLC

By: Waste Industries USA, Inc.,
its Manager

By:
Name:
Title:

[Signature Page to Waste Industries Amended and Restated Revolving Credit Agreement]

RAILROAD AVENUE DISPOSAL, LLC
WASTE INDUSTRIES PROPERTY CO., LLC
OLD KINGS ROAD SOLID WASTE, LLC

By: Waste Industries of Mississippi, LLC,
its Manager

By:
Name:
Title:

WASTE SERVICES OF TENNESSEE, LLC

By: Wasteco, LLC, its Manager

By:
Name:
Title:

WASTE INDUSTRIES OF TENNESSEE, LLC

By: Waste Services of Tennessee, LLC,
its Manager

By:
Name:
Title:

WASTE SERVICES OF DECATUR, LLC

By: Waste Industries of Tennessee, LLC,
its Manager

By:
Name:
Title:

[Signature Page to Waste Industries Amended and Restated Revolving Credit Agreement]

AGENTS AND BANKS

FLEET NATIONAL BANK, individually and as Administrative Agent

By:
Name:

WACHOVIA BANK, N.A., individually and as Syndication Agent

By:
Name:

BRANCH BANKING AND TRUST COMPANY, individually and as Documentation Agent

By:
Name:

COMERICA BANK

By:
Name:

RBC CENTURA BANK (f/k/a Centura Bank)

By:
Name:

LASALLE BANK NATIONAL ASSOCIATION

By:
Name:

[Signature Page to Waste Industries Amended and Restated Revolving Credit Agreement]

BANK OF AMERICA

By:
Name:

[Signature Page to Waste Industries Amended and Restated Revolving Credit Agreement]